UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

INTAPP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Intapp, Inc.
3101 Park Blvd.
Palo Alto, CA 94306
Dear Stockholder:
You are invited to attend the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Intapp, Inc. (“Intapp”, the “Company”, “we” or “our”), which will be held on November 18, 2025, at 10:00 a.m., Pacific Time. To facilitate participation by stockholders from any location, the Annual Meeting will be held in a virtual meeting format only and conducted via live audio webcast to enable our stockholders to participate from locations around the world. You will be able to attend the meeting, vote and submit your questions via the Internet by visiting www.virtualshareholdermeeting.com/INTA2025 and entering the control number included on your proxy card and other proxy materials. You will not be able to attend the virtual Annual Meeting physically in person.
Attached to this letter are a Notice of Annual Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Annual Meeting.
Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote via the Internet, telephone or mail. Returning the proxy does not deprive you of your right to attend and vote your shares electronically at the Annual Meeting.
On behalf of the Board of Directors and management, I would like to express our appreciation for your continued support.
Very truly yours,
John Hall
Chairman of the Board and Chief Executive Officer
October 7, 2025
YOUR VOTE IS IMPORTANT
On or about October 7, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2025 Annual Meeting of Stockholders (the “Proxy Statement”) and our Annual Report on Form 10-K for the year ended June 30, 2025 (“Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our Annual Report can be accessed directly online at www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials. A copy of our Annual Report and Proxy Statement are also available on our investor relations website at https://investors.intapp.com.
Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF INTAPP, INC.

Date and Time:	November 18, 2025, at 10:00 a.m., Pacific Time.

Place:
The 2025 Annual Meeting of Stockholders (the “Annual Meeting) will be held as a virtual meeting via live webcast on the Internet. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the Annual Meeting, vote and submit your questions on the day of the meeting via the Internet by visiting www.virtualshareholdermeeting.com/INTA2025 and entering the control number included on your proxy card and other proxy materials.

Items of Business:	1.
To elect three Class II directors, Beverly Allen, Nancy Harris and Marie Wieck, each to hold office until our Annual Meeting of Stockholders in 2028 and until her successor is duly elected and qualified, or until her earlier death, resignation or removal;

	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026;
	3.	To conduct an advisory vote to approve named executive officer compensation (“Say- On-Pay Vote”); and
	4.	To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

Our board of directors recommends that you vote “FOR” each of the director nominees named in Proposal One, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal Two and “FOR” the advisory vote to approve named executive officer compensation as described in Proposal Three.

Record Date:
The Board of Directors set September 23, 2025, as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Voting:
YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement for our Annual Meeting (the “Proxy Statement”) and submit your proxy or voting instructions as soon as possible. We have elected to provide electronic access to our Annual Meeting materials, which include the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders, in lieu of mailing printed copies. On or about October 7, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2025 (“Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our Annual Report and Proxy Statement are available free of charge at: www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.
By order of the Board of Directors,
Steven Todd
General Counsel and Secretary
October 7, 2025

i

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this proxy statement, including statements relating to estimates, projections, goals, commitments, and expected results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A-Risk Factors of the Form 10-K included in our 2025 Annual Report and in our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”). Such forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise publicly any forward-looking statements, except as required by law.
Incorporation by Reference
Unless explicitly stated, information contained on or accessible via our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC. This proxy statement may identify additional resources that can be found on the Company’s website. These additional resources, reports, disclosures, and policies are not part of or incorporated by reference in this proxy statement.

GENERAL INFORMATION
The following is a summary of voting, solicitation, and other general information. You should read this entire Proxy Statement carefully.
THE ANNUAL MEETING
The 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of Intapp, Inc. (“Intapp,” the “Company,” “we,” “us” and “our”) will take place on November 18, 2025, at 10:00 a.m. Pacific Time.
This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. Please go to www.virtualshareholdermeeting.com/INTA2025 for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card and proxy materials. The webcast starts at 10:00 a.m., Pacific Time, on November 18, 2025. We encourage you to access the meeting prior to the start time. Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on www.virtualshareholdermeeting.com/INTA2025.
PROXY MATERIALS
We have elected to provide electronic access to our Annual Meeting materials, which include this proxy statement for the Annual Meeting (the “Proxy Statement”), an annual report to stockholders, including our Annual Report on Form 10-K for the year ended June 30, 2025 (the “Annual Report”), and the proxy card or a voting instruction form for the Annual Meeting, in lieu of mailing printed copies. On or about October 7, 2025, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to view the proxy materials on the Internet. Electronic copies of this Proxy Statement and the Annual Report are available at www.proxyvote.com. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by mail at 3101 Park Blvd., Palo Alto, CA 94306 or by phone at (650) 852-0400 or by email at ir@intapp.com.
VOTING RIGHTS
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record,” with respect to those shares, and the proxy materials were provided to you directly by us. As a stockholder of record, you may vote in person at the virtual Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.
Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote on Proposals 1 and 3 unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually and may vote your shares at the Annual Meeting by following the instructions posted at www.virtualshareholdermeeting.com/INTA2025.
Only holders of the Company’s common stock (“common stock”) as recorded in our stock register at the close of business on September 23, 2025, which is the record date, may vote at the annual meeting. On September 23, 2025, there were 81,787,131 shares of common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its preferred stock. Each share of common stock is entitled to one vote per share on any matter submitted to a vote of our stockholders. Votes may not be cumulated.

ITEMS OF BUSINESS
There are three matters scheduled for a vote:
•
Proposal 1: To elect three Class II directors, Beverly Allen, Nancy Harris and Marie Wieck, each to hold office until our Annual Meeting of Stockholders in 2028 and until her successor is duly elected and qualified, or until her earlier death, resignation or removal;

•	Proposal 2: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026; and
•	Proposal 3: To conduct an advisory vote to approve named executive officer compensation (“Say-On-Pay Vote”).
Aside from the three matters listed above under “Items of Business”, the Company’s board of directors (“board of directors” or the “Board”) knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.
VOTING RECOMMENDATION OF THE BOARD
The Board recommends that you vote your shares:
•
“For” the election of three Class II directors, Beverly Allen, Nancy Harris and Marie Wieck, each to hold office until our Annual Meeting of Stockholders in 2028 and until her successor is duly elected and qualified, or until her earlier death, resignation or removal;

•	“For” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2026; and
•	“For” the advisory vote to approve named executive officer compensation (Say-On-Pay Vote).
HOW TO VOTE
For Proposal 1, you may vote “For All”, “Withhold All”, or “For All Except” with respect to each nominee to the Board. For each of Proposal 2 and Proposal 3, you may vote “For”, “Against” or “Abstain” from voting.
If you are a stockholder of record as of the Record Date, you may vote, (i) during the Annual Meeting, by attending the Annual Meeting virtually and following the instructions posted at www.virtualshareholdermeeting.com/INTA2025, or (ii) by proxy (x) over the Internet at www.proxyvote.com, (y) by phone by calling 1-800-690-6903 or (z) by signing and returning the proxy card in the enclosed envelope. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in this Proxy Statement, ‘for’ Proposal 2 and ‘for’ Proposal 3. Votes by proxy must be received by 11:59 p.m. Eastern Time on November 17, 2025 to be voted at the annual meeting.
Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually and vote during the Annual Meeting if you have already voted by proxy.
If you are a beneficial owner and hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted. To vote at the Annual Meeting, you must follow the instructions posted at www.virtualshareholdermeeting.com/INTA2025.
You may receive more than one set of proxy materials depending on how you hold your shares. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.
REVOKING A PROXY
A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the

Company a revocation of the proxy in writing so that it is received by the Company prior to 11:59 p.m. Eastern Time on November 17, 2025 at 3101 Park Blvd., Palo Alto, CA 94306. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.
If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting virtually and voting during the meeting.
SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about October 7, 2025. In addition to this mailing, the Company’s officers, directors or other employees may solicit proxies personally, electronically or by telephone or other similar means. The Company pays the costs of soliciting proxies. No additional compensation will be paid to our directors, officers, or other employees for such services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.
VOTES REQUIRED
The vote required for Proposal 1 for the election of directors by stockholders shall be the plurality of the votes cast at the Annual Meeting with respect to a director nominee. This means that the three director nominees receiving the highest number of affirmative ‘for’ votes will be elected. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees.
Approval of each of Proposal 2 and Proposal 3 requires, in each case, the affirmative vote of the holders of a majority of the voting power of the shares present at the virtual Annual Meeting or represented by proxy and entitled to vote on the subject matter. An abstention will have the same effect as a vote ‘against’ each of Proposal 2 and Proposal 3 because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal 2) is considered a routine matter. If you do not give instructions for Proposal 2 to ratify the appointment of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. For Proposals 1 and 3, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on Proposals 1 and 3 because they do not represent shares entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be either present at the virtual meeting or represented by proxy. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the virtual Annual Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is established to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

BOARD OF DIRECTORS
OUR BOARD OF DIRECTORS
The following sets forth certain information, as of October 7, 2025 for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors.

Name	Age	Position(s)	Classification (Term Expiration)
Beverly Allen	58	Director and Nominee	Class II (2028)*
Nancy Harris	62	Director and Nominee	Class II (2028)*
Marie Wieck	64	Director and Nominee	Class II (2028)*
Ralph Baxter	79	Director	Class I (2027)
Charles Moran	70	Director	Class I (2027)
George Neble	69	Director	Class I (2027)
Martin Fichtner	48	Director	Class III (2026)
John Hall	53	Chairman of the Board and Chief Executive Officer	Class III (2026)

*	Term expiration assuming reelection.
Beverly Allen has served as a director of the Company since February 2022. Ms. Allen has been the Chief Legal Officer, since July 2020, and Chief Compliance and Privacy Officer and Corporate Secretary, since December 2016, of Inovalon Holdings, Inc., which offers data-driven, cloud-based solutions to healthcare organizations. Prior to Inovalon, Ms. Allen was Chief Integrity Officer at MedStar Washington Hospital Center. Ms. Allen’s previous experience also includes leadership positions with Booz Allen Hamilton, SRA International, the U.S. Department of Homeland Security, and the U.S. Department of Education’s District of Columbia Enforcement Office. Ms. Allen received a B.A. from the University of Virginia, a J.D. from the University of North Carolina School of Law, and a master’s degree from Georgetown University.
We believe that Ms. Allen is qualified to serve on our board of directors due to her leadership experience and extensive background in managing legal, compliance, and privacy risks.
Nancy Harris has served as a director of the Company since July 2021. Ms. Harris was the Executive Vice President and Managing Director of Sage North America from 2011 until her retirement in January 2022. Ms. Harris has more than 35 years of experience in a variety of leadership capacities in the software industry. Prior to Sage, Ms. Harris served as the Chief Operating Officer of ESO Solutions, a high-growth SaaS company, from 2010 to 2011. Prior to ESO, Ms. Harris served as the Chief Operating Officer of Asure Software from 2001 to 2009. Prior to Asure Software, Ms. Harris served as the Vice President of Marketing at ClearCommerce Corporation and as the Director of Product Marketing at BMC Software, Inc. Ms. Harris also has served on the board of directors of M-Files and Acumatica, each a privately-held SaaS company. Ms. Harris received a B.S. in Journalism from Northwestern University and a Masters in Marketing from Northwestern University.
We believe that Ms. Harris is qualified to serve on our board of directors due to her leadership experience and extensive background in the software industry.
Marie Wieck has served as a director of the Company since July 2021. Ms. Wieck joined Ethos Capital in 2020 as an Executive Partner. Ms. Wieck also founded Moroquain LLC in 2020 which provides digital transformation and diversity consulting services. Prior to Moroquain, Ms. Wieck retired from IBM after a 36-year career, the last 10 years of which were in senior leadership and General Management roles. Ms. Wieck served on the Board of Mercedes-Benz Group (known as Daimler AG until October 2021) as an independent Shareholder Representative from 2018 to 2021. She also served on the Daimler AG Group’s Legal Affairs Committee. Ms. Wieck has served on the Board of Daimler Truck AG since October 2021 and is also a member of the Presidential Committee, the Nominating Committee and the Mediation Committee. In March 2023, Ms. Wieck became an independent trustee of Oversight Board, which was founded by Meta Platforms, Inc. for content moderation decisions and policy review. Ms. Wieck has served on the Board of Cadena Platforms since

January 2024 and serves on the Technical Advisory Committee of Lutron Electronics. Ms. Wieck serves on the Board of Visitors of Columbia University School of Engineering. Ms. Wieck received a B.S. in engineering from The Cooper Union, a M.S. in computer science from Columbia University and an MBA from New York University.
We believe that Ms. Wieck is qualified to serve on our board of directors due to her leadership experience and extensive background in the technology industry.
Ralph Baxter has served as a director of the Company since July 2021. Mr. Baxter previously served as a director of the Company’s operating subsidiary, Integration Appliance, Inc., from 2016 to 2021. Since 2014, Mr. Baxter has regularly advised law firms, legal technology companies, and corporate law departments on their strategies and execution and emerging models for improved delivery of legal service. From 1990 to 2013, Mr. Baxter served as CEO of Orrick, Herrington & Sutcliffe LLP, a leading global law firm, and launched numerous transformative initiatives during his tenure, including the creation of Orrick’s Global Operations Center in Wheeling, West Virginia, and changes in the firm’s talent and pricing models. Mr. Baxter also served as director for Lex Machina, Inc. and a member of the Legal Advisory Board of LegalZoom.com, Inc. and is a Senior Advisor and member of the Advisory Board of the Stanford Law School Center on the Legal Profession and a member of the Advisory Board of the Harvard Law School Center on the Legal Profession. Mr. Baxter received an A.B. in History from Stanford University and a J.D. from the University of Virginia.
We believe Mr. Baxter is qualified to serve on our board of directors due to his deep legal industry expertise and his leadership experience.
Charles Moran has served as a director of the Company since 2019. Mr. Moran is the founder of Skillsoft PLC, a leading global provider of cloud-based learning and talent management solutions and was President and Chief Executive Officer from 1998 to 2015. Mr. Moran was a board member of Skillsoft PLC from 1998 to 2016, including service as Chair after his retirement as President and Chief Executive Officer. Prior to founding Skillsoft PLC, Mr. Moran served as president and chief executive officer of NETg, a former subsidiary of National Education Corporation, and a provider of computer-based training for IT professionals. Prior to joining Netg, Mr. Moran served as the chief operating officer and chief financial officer of SoftDesk, which was acquired by Autodesk Inc. Prior to joining Softdesk, Mr. Moran served as president of Sytron Corporation, a data management software subsidiary of Rexon Inc. Mr. Moran currently serves as a board member for Commvault Systems Inc. and Manhattan Associates Inc. and has served as a board member of several private companies, including serving as a board member of TCP Software and OverseeAI. Previously, Mr. Moran served as a board member for Duck Creek Technologies Inc. and Clarivate Analytics PLC. Mr. Moran received a B.S. from Boston College and an M.B.A. from Suffolk University.
We believe that Mr. Moran is qualified to serve on our board of directors due to his extensive background in the technology industry and his leadership experience.
George Neble has served as a director of the Company since July 2021. Mr. Neble brings more than 40 years of accounting and auditing experience working with both public and private companies. From November 2012 to June 2017, Mr. Neble served as the Northeast Market Leader and Managing Partner of the Boston office of Ernst & Young LLP. From 2002 to 2012, Mr. Neble was a senior assurance partner at Ernst & Young LLP. He has served as a board member of EverQuote, Inc. since May 2018, Wasabi, Inc. and Equipnet, Inc. Previously, Mr. Neble served as a board member for LumiraDx Limited from July 2020 until April 2024. Mr. Neble has also served as a business advisor working with high growth and emerging technology companies since July 2017 along with serving on the boards of various private companies and non-profit organizations. From 1978 to 2002, Mr. Neble was an Assurance Partner at Arthur Andersen serving primarily emerging and growth-oriented companies. He is a certified public accountant with extensive experience in accounting, SEC and financial reporting matters. Mr. Neble received a B.S. degree in accounting from Boston College.
We believe that Mr. Neble is qualified to serve on our board of directors due to his extensive experience and knowledge of accounting and financial matters as well as audit functions.
Martin Fichtner has served as a director of the Company since November 2022. Mr. Fichtner joined Temasek International (USA) LLC (“Temasek International”) in May 2019 where he serves as Head of West Coast (U.S.A.) and Head of Technology & Consumer (North American and EMEA). Before joining Temasek International, Mr. Fichtner was at private equity firm Silver Lake, from 2010 to February 2019, where he was

Managing Director of Silver Lake Kraftwerk, a fund focused on technology-enabled growth businesses. Earlier, Mr. Fichtner was at private equity firm Elevation Partners, where he was a Principal and founding member. Prior to becoming a private equity investor, Mr. Fichtner was an investment banker at The Goldman Sachs Group, Inc. Mr. Fichtner is a former board member of E2open Parent Holdings, Inc. Mr. Fichtner received a Bachelor of Science in Industrial Engineering and a Master of Science in Engineering Economic Systems and Operations Research, both from Stanford University.
We believe that Mr. Fichtner is qualified to serve on our board of directors due to his extensive finance and technology industry experience.
John Hall has served as a director and Chief Executive Officer of the Company since 2007. Prior to joining the Company, Mr. Hall was an early executive at VA Linux Systems and helped lead the company from its startup phase to its initial public offering.
We believe that Mr. Hall is qualified to serve on our board of directors because of the perspective and experience he brings as our Chief Executive Officer.
COMPOSITION OF OUR BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of 8 directors. Subject to the terms of the Stockholders Agreement (defined below), our certificate of incorporation and bylaws, the number of directors is fixed by our board of directors. Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Assuming reelection, Beverly Allen, Nancy Harris and Marie Wieck serve as Class II directors with a term expiring in 2028. Ralph Baxter, Charles Moran and George Neble serve as Class I directors with a term expiring in 2027. Martin Fichtner and John Hall serve as Class III directors with a term expiring in 2026.
On July 2, 2021, we entered into a stockholders’ agreement (the “Stockholders’ Agreement”) with Anderson Investments Pte. Ltd. (“Anderson”), Great Hill Equity Partners IV, L.P. and Great Hill Investors, LLC (together with Great Hill Equity Partners IV, L.P., “Great Hill”). The Stockholders’ Agreement provides that so long as each of Anderson and Great Hill beneficially owns at least 10.0% of our outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the Stockholders’ Agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the person nominated by Anderson and Great Hill in accordance with the Stockholders’ Agreement. The Stockholders’ Agreement terminates automatically (without any action by any party thereto) as it relates to each of Great Hill and Anderson at such time as it ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting. At the current ownership levels, Anderson is entitled to nominate one director for election to our board of directors. Martin Fichtner currently serves on our board of directors and serves as the designee of Anderson. On March 15, 2024, the Stockholders’ Agreement terminated with respect to Great Hill as Great Hill ceased to own more than 10% of the outstanding common stock of the Company.
BOARD MEETING QUORUM REQUIREMENTS
Our Amended and Restated Bylaws (the “Bylaws”) provides that a majority of the total number of directors then in office will constitute a quorum.
The Board met five (5) times during the fiscal year ended June 30, 2025. During our fiscal year 2025, each director attended at least 75% of the aggregate of the total number of Board meetings and committee meetings on which he or she then served.
We encourage our directors to attend annual meetings of stockholders and believe that attendance at annual meetings is just as important as attendance at Board and committee meetings. Each of the eight members of our board of directors then in office attended our 2024 annual meeting of stockholders held on November 13, 2024.

BOARD COMMITTEES
The composition, duties and responsibilities of our committees are as set forth below. The standing committees of our board of directors consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Audit Committee
Our Audit Committee consists of Beverly Allen, Nancy Harris, George Neble and Marie Wieck, with Mr. Neble chairing this committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an Audit Committee composed entirely of independent directors. Our board of directors has affirmatively determined that each of Beverly Allen, Nancy Harris, George Neble and Marie Wieck meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the corporate governance standards of the Nasdaq Stock Market.
Our board of directors has determined that each director appointed to the Audit Committee is financially literate, and our board of directors has determined that George Neble is our Audit Committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act.
Our Audit Committee is responsible for, among other matters:
•
reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff and tracking management’s corrective action plans where necessary;

•
reviewing our financial statements, including any significant financial items and/or changes in critical accounting policies, with our senior management and independent registered public accounting firm;

•	overseeing our major financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
•	overseeing the guidelines and policies that govern the process by which our exposure to enterprise risk, including cybersecurity risk, is assessed and managed by our management;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
having the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm; and

•
reviewing on an ongoing basis and approving in advance or ratifying any proposed related person transactions, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee.

Our Audit Committee operates under a written charter, which is available on our principal corporate website at www.intapp.com, which is intended to satisfy the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our Audit Committee reviews the charter annually. Five Audit Committee meetings were held during fiscal year 2025. See the “Audit Committee Report” below.
Compensation Committee
Our Compensation Committee consists of Martin Fichtner, Nancy Harris and Charles Moran, with Ms. Harris chairing this committee. Mr. Moran was appointed as a member of the Compensation Committee, effective January 30, 2025. Our Board has determined that each of Martin Fichtner, Nancy Harris and Charles Moran meet the definition of “independent director” for purposes of serving on the Compensation Committee under the corporate governance standards of Nasdaq. No member of our Compensation Committee is or has been one of our officers or employees and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or during fiscal year 2025 has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Our Compensation Committee is responsible for, among other matters:
•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;
•
reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) the salaries, benefits and equity incentive grants provided to our consultants, officers, directors and other individuals we compensate;

•
reviewing and approving corporate goals and objectives relevant to executive officer compensation, evaluating executive officer performance in light of those goals and objectives, and determining executive officer compensation based on that evaluation;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
•	reviewing and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our clawback policy; and
•	overseeing our compensation and employee benefit plans.
Our Compensation Committee operates under a written charter, which is available on our principal corporate website at www.intapp.com, which is intended to satisfy the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our Compensation Committee reviews the charter annually. Five Compensation Committee meetings were held during fiscal year 2025.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time.
During fiscal year 2025, the Compensation Committee approved the Company’s retention of Alpine Rewards, LLC (“Alpine”) as its external compensation consultant to advise on executive and employee compensation matters, including the Company’s overall compensation program design, executive and employee compensation provided and the collection of market data to inform our compensation programs for our executives and employees. Our Compensation Committee has reviewed various reports and materials produced by Alpine. The Compensation Committee assessed Alpine’s independence in connection with Alpine’s retention as its external compensation consultant and concluded that the engagement of Alpine did not raise any conflict of interest.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Beverly Allen, Martin Fichtner and Marie Wieck, with Ms. Wieck chairing this committee. Our Board has determined that each of Beverly Allen, Martin Fichtner and Marie Wieck meet the definition of “independent director” for purposes of serving on the Nominating and Corporate Governance Committee under the corporate governance standards of the Nasdaq Global Select Market.
Our Nominating and Corporate Governance Committee is responsible for, among other matters:
•
reviewing the performance of our board of directors and making recommendations to our board of directors regarding the selection of candidates, qualification and competency requirements for service on our board of directors and the suitability of proposed nominees as directors;

•	recommending Board members to the Board for committee membership;
•	advising our board of directors with respect to the corporate governance guidelines applicable to us; and
•	overseeing the evaluation of our board of directors and its committees.
Our Nominating and Corporate Governance Committee operates under a written charter, which is available on our principal corporate website at www.intapp.com, which is intended to satisfy the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our Nominating and Corporate Governance Committee reviews the charter annually. Five Nominating and Corporate Governance Committee meetings were held during fiscal year 2025.

In accordance with its charter, the Nominating and Corporate Governance Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Nominating and Corporate Governance Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time.
DIRECTOR COMPENSATION
The table below sets forth information regarding director compensation for the fiscal year ended June 30, 2025.

Name	Fees Earned or Paid in Cash ($)(1	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Beverly Allen	$50,000	$220,394	—	—	$270,394
Ralph Baxter	—	220,394	250,900	240,000	711,294
Martin Fichtner	47,500	—	—	—	47,500
Nancy Harris	60,000	220,394	—	—	280,394
Charles Moran	38,145	220,394	—	—	258,539
George Neble	55,000	220,394	—	—	275,394
Marie Wieck	55,000	220,394	—	—	275,394

(1)
Cash fees earned by Mr. Fichtner were paid to his employer to the extent that he was employed by them during fiscal year 2025. Mr. Fichtner was employed by Temasek International for the entirety of fiscal year 2025 and all cash fees earned by him were paid to Temasek International.

(2)
Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). For further information on how we account for stock-based compensation, see Note 12 to the Company’s consolidated financial statements for the year ended June 30, 2025, included in our Annual Report on Form 10-K for the year ended June 30, 2025. For a more detailed discussion of our equity compensation for our non-employee directors, see “Non-Employee Director Compensation Policy – Equity Compensation.”

For each director (except for Mr. Hall, who serves as the Company’s Chief Executive Officer, and does not receive any additional compensation for his services as a director), the aggregate number of stock and option awards outstanding as of fiscal year-end for the year ended June 30, 2025, is set forth below:

Name	Stock Awards (#)	Options Awards (#)
Beverly Allen	3,817	—
Ralph Baxter	3,817	117,000
Martin Fichtner	—	—
Nancy Harris	3,817	—
Charles Moran	3,817	—
George Neble	3,817	—
Marie Wieck	3,817	—

(3)
Represents amounts earned by Mr. Baxter for fiscal year 2025 based upon achievement of certain objectives related to his work in chairing our advisory board program, pursuant to the Baxter Consulting Agreement, as described in “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.”

(4)
Represents base fees paid to Mr. Baxter in fiscal year 2025 for services provided to the Company by Mr. Baxter pursuant to the Baxter Consulting Agreement, as described in “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.”

Director Compensation in Fiscal Year 2025
During fiscal year 2025, our non-employee directors, other than Mr. Baxter, were compensated for services in accordance with our non-employee director compensation policy, as described below. Mr. Baxter received compensation for his services to the Company pursuant to an individual agreement, as described in “Certain Relationships and Related Party Transactions.” In addition to compensation for his services pursuant to an individual agreement, Mr. Baxter also receives an Annual RSU award (as defined below) pursuant to our 2021 Plan in connection with his service on our board of directors.
Martin Fichtner did not receive an Annual RSU award (as defined below) pursuant to our 2021 Plan in connection with his service on our board of directors. During fiscal year 2025, Mr. Fichtner earned cash fees which were paid to his employer.

Mr. Hall, who serves as the Company’s Chief Executive Officer, does not receive any additional compensation for his services as a director.
Consulting Agreement with Ralph Baxter
Ralph Baxter, as principal of Ralph Baxter, Inc., is party to a consulting agreement pursuant to which Ralph Baxter, Inc. is engaged to advise the Company on a variety of strategic, product and client service issues, including its client advisory board program. For additional information regarding the consulting agreement with Mr. Baxter, see “Certain Relationships and Related Party Transactions—Consulting Agreement with Ralph Baxter.” Except for his receipt of an Annual RSU award (as defined below), Mr. Baxter does not receive any additional compensation for his services as a director.
Non-Employee Director Compensation Policy
Cash Compensation
Under our non-employee director compensation policy, during fiscal year 2025, our non-employee directors were generally eligible to receive the following cash compensation (as applicable) for their service on our board of directors and its committees:
•	$35,000 annual cash retainer for service as a Board member and an additional annual cash retainer of $20,000 for service as non-executive chair of our board of directors;
•
$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);

•
$7,500 annual cash retainer for service as a member of the Compensation Committee and $15,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and

•
$5,000 annual cash retainer for service as a member of the Nominating and Corporate Governance Committee and $10,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee (in lieu of the committee member service retainer).

During fiscal year 2025, our Compensation Committee and Board reviewed our non-employee director compensation policy and considered the advice of Alpine. Our Compensation Committee recommended and our Board approved the following change to our non-employee director compensation policy that will be in effect for fiscal year 2026:
•	the annual cash retainer for service as a Board member is increased from $35,000 to $40,000.
The annual cash compensation amounts are payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred.
Equity Compensation
New non-employee directors who join our board of directors are generally eligible to receive a one-time restricted stock unit (“RSU”) award (the “Initial RSU”), which generally vests over three years in three substantially equal annual installments, subject to the non-employee director’s continued service through the applicable vesting date. Continuing non-employee directors are generally eligible to receive, on the date of each annual meeting of our stockholders, an RSU award (the “Annual RSU”) that vests in full on the earlier of (1) the date of the following annual meeting of our stockholders or (2) the first anniversary of the date of grant, subject to the non-employee director’s continued service through the applicable vesting date.
The number of RSUs subject to the Initial RSU award is determined by dividing $300,000 by the average trading price of the Company’s common stock on the Nasdaq Stock Market over the 20 trading days preceding the grant date. The number of RSUs subject to the Annual RSU award was determined by dividing $200,000 by the average trading price of the Company’s common stock on the Nasdaq Stock Market over the 20 trading days preceding the grant date. For fiscal year 2025, a 20-day average trading price was used in order to provide a more stabilized share value less susceptible to potential swings in the market.

Stock Ownership Guidelines
To align the interests of our executive officers and members of our Board with the interests of our stockholders and further promote the Company’s longstanding commitment to sound corporate governance, our Board adopted stock ownership guidelines (the “Stock Ownership Guidelines”) in June 2025. Each Board member is expected to acquire and continue to hold during the term of his or her tenure with the Company, ownership of the Company’s stock having an aggregate value equal to or greater than five times the annual cash retainer for service as a Board member. Unvested RSUs count toward the minimum ownership requirement. Board members will have five years to achieve compliance with the Stock Ownership Guidelines after the date of adoption thereof or the date of being appointed as a Board member, whichever is later.
Reimbursement of Expenses
In addition to the compensation outlined above, we reimburse each eligible non-employee director for reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, meetings of our board of directors and any committee of the board of directors, in accordance with our business expense reimbursement policies as in effect from time to time.

CORPORATE GOVERNANCE
BOARD LEADERSHIP STRUCTURE
With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate. Mr. Hall currently holds the positions of both Chief Executive Officer and Chairman of the Board. We believe that combining these roles fosters accountability, effective decision-making and alignment between our Board and management.
DIRECTOR INDEPENDENCE
Our board of directors has undertaken a review of the independence of our directors and considered whether any such director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has determined that each of Beverly Allen, Martin Fichtner, Nancy Harris, Charles Moran, George Neble and Marie Wieck is an “independent director,” as defined under the rules of Nasdaq.
RISK OVERSIGHT
The Board of Directors actively oversees senior management’s development and execution of the Company’s strategic plans, with responsibility to understand the associated opportunities and risks and the steps that senior management is taking to identify, manage, and mitigate those risks. The Board has also delegated certain risk oversight responsibilities to specific Board Committees. Our Audit Committee is responsible for overseeing our enterprise risk management process, including cybersecurity risk. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of enterprise risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters through regular reporting regarding the Company’s enterprise risk management and cybersecurity programs, as well as in connection with its general oversight and approval of corporate matters and significant transactions. The Nominating and Corporate Governance Committee oversees risks related to the Company’s corporate governance structure and processes, including Director qualifications and independence. Our Compensation Committee oversees risks associated with the Company’s compensation policies and practices.
INSIDER TRADING POLICY
We have adopted an insider trading policy that governs the purchase, sale, and other dispositions of our securities by directors, officers, employees, and other agents (and members of the forgoing persons’ immediate families and households) that is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards of the Nasdaq Global Select Market. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended June 30, 2025. For further details regarding our insider trading policy and stock trading practices, see “Compensation Discussion and Analysis – Other Compensation and Governance Matters – Insider Trading Policy and Stock Trading Practices”.
STOCK OWNERSHIP GUIDELINES
To align the interests of our executive officers and members of our Board with the interests of our stockholders and further promote the Company’s longstanding commitment to sound corporate governance, our Board adopted Stock Ownership Guidelines in June 2025. For details regarding our Stock Ownership Guidelines, see “Director Compensation – Stock Ownership Guidelines” and “Compensation Discussion and Analysis – Stock Ownership Guidelines”.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our Compensation Committee is or has been one of our officers or employees and none has any relationships with us of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees. A copy of that code is available on our principal corporate website at www.intapp.com.
DIRECTOR NOMINATIONS
The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board, regardless of who nominates a candidate for consideration. The Nominating and Corporate Governance Committee will ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.
DIRECTOR SELECTION
The Nominating and Corporate Governance Committee recommends to the Board criteria for Board and committee membership, in accordance with the principles in the committee’s charter and our Corporate Governance Guidelines. Our Corporate Governance Guidelines contain the current Board membership criteria that apply to nominees recommended for a position on the Board of Directors. The assessment of director candidates will include factors such as integrity, judgment, skill, diversity, experience with businesses and other organizations of comparable size and the interplay of the candidate’s experience with the experience of other Board members. The adequacy of such criteria will be reassessed by the Nominating and Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.
STOCKHOLDER RECOMMENDATIONS
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and is responsible for reviewing all stockholder nominations and determining whether the nomination and nominee satisfy all applicable eligibility requirements. The Nominating and Corporate Governance Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by other sources. Stockholders may recommend director candidates for consideration by our Nominating and Corporate Governance Committee by sending notice to Intapp, Inc., Attention: General Counsel, 300 S. Tryon Street, Suite 1200, Charlotte, NC 28202. Any such recommendation should include the information required by our Bylaws and applicable law. Our Nominating and Corporate Governance Committee will review all stockholder nominations properly submitted pursuant to our Bylaws, determine whether the nomination was submitted in a timely manner and whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to our Board appropriate action on each such nomination.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, board agendas, meetings of independent directors, oversight of strategic planning, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
The full text of our Corporate Governance Guidelines may be viewed at our website at www.intapp.com. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.
BOARD SELF-ASSESSMENT
The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual self-evaluation to determine whether the Board is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.

In addition, our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters. In 2025, our Board and each of our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee conducted their annual self-assessment.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders and other interested parties, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to Intapp, Inc., 3101 Park Blvd., Palo Alto, CA 94306.
Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the following three director candidates, all of whom currently serve as our directors, for election to serve as a Class II director: Beverly Allen, Nancy Harris and Marie Wieck. Each of these nominees has agreed to stand for election at the Annual Meeting. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of these nominees would serve until the annual meeting of stockholders to be held in 2028 and until her successor has been duly elected and qualified, or until the director’s earlier death, resignation, or removal.
The Company representative named in the proxy intends to vote for the election of each of the director nominees above, unless you indicate on your proxy that your vote should be withheld from any or all of the nominees. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our board of directors.
For details regarding the qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Our Board of Directors” on page 5.
VOTES REQUIRED
Approval of Proposal No. 1 requires the plurality of the votes cast with respect to a director nominee. This means that the three director nominees receiving the highest number of affirmative “for” votes will be elected as directors at the Annual Meeting.
The Board recommends you vote FOR each of the nominated directors.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending June 30, 2026. Deloitte has been engaged as our independent registered public accounting firm since 2020. We are asking that you ratify the appointment, although your ratification is not required. If stockholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders. A Deloitte representative is expected to attend the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.
Deloitte Information
The following table presents fees for services rendered by Deloitte during the fiscal years ended June 30, 2025, and June 30, 2024.

For the Year Ended June 30,	2025	2024
Audit fees	$3,172,965	$3,211,458
Audit-related fees	42,891	235,000
Tax fees	143,060	216,874
All other fees	—	—
Total	$3,358,916	$3,663,332

Audit fees
These amounts represent fees of Deloitte for the audit of our annual consolidated financial statements, the review of condensed consolidated financial statements included in our Forms 10-Q, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic financial statements and statutory audits that non-U.S. jurisdictions require.
Audit-related fees
Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting and services in connection with our registered public offerings. This category may include fees related to the performance of audits and attest services not required by statute or regulations; due diligence related to mergers and acquisitions; and accounting consultations about the application of generally accepted accounting principles in the United States of America (“GAAP”) to proposed transactions.
Tax fees
Tax fees generally consist of tax compliance and return preparation, and tax planning and advice. Tax planning and advice services consist of support during income tax audits or inquiries.
The Audit Committee has determined that the non-audit services rendered by Deloitte were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee reviews the independence of our independent registered public accounting firm on an annual basis and has determined that Deloitte is independent. In addition, the Audit Committee pre-approves all audit and permissible non-audit services that are performed by our independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority for permissible non-audit services to a designated Audit Committee member. Any pre-approval of such non-audit services by the designated Audit Committee member will be reported to the Audit Committee at its next regularly scheduled meeting.
The Board recommends a vote in favor of the following resolution:
“RESOLVED, that, on a non-binding basis, the shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2026.”
VOTES REQUIRED
Approval of Proposal No. 2 requires the affirmative vote of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the subject matter. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE RATIFICATION, ON A NON-BINDING BASIS, OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2026.

AUDIT COMMITTEE REPORT
The Audit Committee’s general role is to assist the board in monitoring the Company’s financial reporting process and related matters. The Audit Committee’s specific responsibilities are set forth in its charter. The Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, who have primary responsibility for Intapp’s financial statements, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Intapp’s audited financial statements to generally accepted accounting principles.
In fulfilling these responsibilities, the Audit Committee recommended that our stockholders ratify the selection of Deloitte & Touche LLP as Intapp’s independent registered public accounting firm for the fiscal year ended June 30, 2025 and reviewed with Deloitte & Touche LLP their audit scope and plan. In reaching its recommendation, the Audit Committee considered the qualifications of Deloitte & Touche LLP and has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with members of Deloitte & Touche LLP its independence.
The Audit Committee has reviewed the Company’s consolidated financial statements for its fiscal year ended June 30, 2025 and met with its management team, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC, including Auditing Standard No. 1301.
Based on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the Company’s audited consolidated financial statements for its fiscal year ended June 30, 2025 be included in its Annual Report on Form 10-K for its 2025 fiscal year and filed with the SEC.
Members of the Audit Committee
George Neble, Chair
Beverly Allen
Nancy Harris
Marie Wieck
The information contained in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides an overview of our executive compensation program and the compensation awarded to, earned by, or paid to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our three most highly compensated officers (other than our CEO, and CFO) who were serving as executive officers of the Company on June 30, 2025 (who, along with our CEO and CFO we refer to as our Named Executive Officers (“NEOs”)). For fiscal year 2025, our NEOs are:

Name	Principal Position
John Hall	Chief Executive Officer
David Morton	Chief Financial Officer
Thad Jampol	Co-Founder, Chief Product Officer
Don Coleman	Chief Operating Officer
David Benjamin Harrison	President, Industries

Executive Summary
Our executive compensation program for fiscal year 2025 was designed to align our NEOs’ interests with our overall business strategy and goals, including increasing our shareholders’ long-term value.
In carrying out its responsibility to review, modify and approve (or make recommendations to the full Board regarding) our executive compensation strategy and policies, our Compensation Committee considered market compensation data, including peer group data that was compiled and presented by an independent compensation consultant. In fiscal year 2025, our NEOs received (i) base salaries based on their performance, contributions, experience, and responsibilities; (ii) annual cash bonuses based on our financial performance and individual objectives; and (iii) long-term equity awards, mostly in the form of performance-based stock units (“PSUs”) based on the achievement of performance objectives recommended by our Compensation Committee and established by our Board.
By tying a substantial portion of our NEOs’ compensation for fiscal year 2025 to the financial performance of the Company and the achievement of certain key performance objectives, we believe that our executive compensation program appropriately motivates our executives, incentivizes the continued achievement of the Company’s strong financial performance and aligns our executives’ interests with both the long-term interests of our stockholders as well as our business strategy and goals.
Business Overview and 2025 Performance Highlights
Below is a summary of key financial and operational performance highlights for fiscal year 2025:
Fiscal Year 2025 Financial Highlights
•	SaaS revenue was $331.9 million, a 28% year-over-year increase compared to fiscal year 2024.
•	Total revenue was $504.1 million, a 17% year-over-year increase compared to fiscal year 2024.
•	Cloud annual recurring revenue (“ARR”)* was $383.1 million as of June 30, 2025, a 29% year-over-year increase compared to Cloud ARR as of June 30, 2024.
•	Total ARR* was $485.4 million as of June 30, 2025, a 20% year-over-year increase compared to total ARR as of June 30, 2024.
•	GAAP operating loss was $(27.4) million, compared to a GAAP operating loss of $(32.2) million in fiscal year 2024.
•	Non-GAAP operating income** was $75.6 million compared to a non-GAAP operating income of $38.7 million in fiscal year 2024.
•	GAAP net loss per share was $(0.23), compared to a GAAP net loss per share of $(0.45) in fiscal year 2024.
•	Non-GAAP diluted net income per share** was $0.94, compared to a non-GAAP diluted net income per share of $0.45 in fiscal year 2024.

Fiscal Year 2025 Business Highlights
•	We upsold and cross-sold our existing clients such that our trailing twelve months’ cloud net revenue retention rate* as of June 30, 2025, was 120%.
•	We continued to add new clients and expand existing accounts and develop our partner ecosystem and announced new or expanded partnerships.
*	See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures – Key Business Metrics” for a definition of this metric.
**
Represents a Non-GAAP financial measure. See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures” for a reconciliation of GAAP and Non-GAAP financial measures and additional information regarding non-GAAP financial measures.

We believe that the efforts of our NEOs were critical to our financial and operational successes in fiscal year 2025.
2025 Executive Compensation Program Highlights
Highlights of our fiscal year 2025 executive compensation program include:
•
Our fiscal year 2025 compensation program for NEOs consists of a mix of compensation elements each of which are designed to attract, motivate and retain our executives and align our executives’ interests with our strategies and long-term value for stockholders.

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Annual cash bonuses were performance-based, with 50% based on the achievement of pre-determined performance targets tied to the financial performance of the Company established by the Compensation Committee and 50% tied to individual objectives, in each case with achievement determined by the Compensation Committee.

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A substantial portion of our NEOs’ compensation was made in the form of equity-based compensation, through the grant of PSUs which vest, if at all, based on the achievement of pre-determined performance objectives recommended by our Compensation Committee and established by our Board, and RSUs which vest, if at all, based on continued service.

Overview of our Executive Compensation Program
Compensation Philosophy
Our executive compensation program is designed to attract, motivate and retain our executives, link our executives’ compensation to our Company’s performance and align our executives’ interests with the Company’s business strategy and goals and increase long-term value for our stockholders.
Elements of Compensation
To further these goals, we provide each of our NEOs with a base salary, an annual cash bonus tied to individual objectives and the Company’s financial performance and equity awards, mostly in the form of PSUs tied to the Company’s achievement of established performance objectives.
The compensation of our NEOs in fiscal year 2025 consisted of the following elements:

Compensation Element	Purpose	Features
Base salary	Base salary compensates our executive officers for the knowledge, skill and expertise that they bring to the Company on a day-to-day basis.	Base salaries are determined based on an individual’s performance, contributions, experience, and responsibilities.

Annual Cash Bonus
Our annual cash bonus program holds our executive officers accountable to business and individual objectives, rewards our executive officers for business results during the fiscal year and helps sustain a “pay for performance” culture.

Our annual cash bonus program provides for a target bonus equal to a percentage of base salary, which can be earned based on achievement of business and individual objectives. Outperformance can result in payout that is in excess of target.

Compensation Element	Purpose	Features
Equity Awards	Equity awards align our executive officers’ interests with those of our shareholders to drive long-term performance.
We generally grant equity awards in the form of PSUs that vest, if at all, based on the achievement of ARR* targets and profitability targets over a three fiscal-year period, and RSUs that vest, if at all, based on continued service over a three fiscal-year period.

Other Benefits	To provide market-competitive benefits to enable our executives to maintain their health and welfare, and to save for their retirement.	Benefit plans such as medical, dental, and life insurance plans; 401(k) plan, provided on the same basis as to our other employees.

*	See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures – Key Business Metrics” for a definition of this metric.
In addition to our direct compensation elements, the following features of our compensation program are designed to align our executive team with shareholder interests and with market best practices:

What We Do		What We Don’t Do
✔	Deliver executive compensation in a balanced mix of cash and equity compensation, with an emphasis on performance-based incentive awards	✘	No hedging of equity
✔	Target pay based on market norms	✘	No excessive severance benefits
✔	Consult with an independent compensation consultant on compensation levels and practices	✘	No tax gross-ups for severance payments
✔	Align pay with performance, including through the annual cash bonus and PSUs	✘	No guaranteed salary increases or bonus arrangements
✔	Offer market-competitive benefits for executives that are consistent with the rest of our employees	✘	No enhanced retirement benefits
✔	Maintain a compensation recoupment policy	✘	No single-trigger equity acceleration for executives upon a change-in-control
✔	Maintain stock ownership guidelines	✘	No repricing of underwater stock options

We believe that these features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our NEOs and our shareholders.
Process for Determining NEO Compensation
The Compensation Committee
The Compensation Committee (or, as used in this Compensation Discussion and Analysis and the compensation tables that follow, the “Committee”) oversees our executive compensation program and is responsible for reviewing, modifying, and approving (or making recommendations to the full Board) our executive compensation strategy and policies and overseeing our compensation and employee benefit plans. As described below, the Committee also works with members of management and obtains advice from an independent compensation consultant in the course of making its compensation decisions. The Committee considers market compensation data, including peer group data, compiled and presented by an independent compensation consultant. Committee members also regularly meet with management, including our Chief Executive Officer, Chief People and Places Officer and General Counsel and Corporate Secretary, and an independent compensation consultant. The Committee may exercise its discretion in implementing or adopting, including making modifications to any recommendations or advice received regarding our executive compensation program from management or its independent compensation consultant. The Committee seeks to maintain an executive compensation program that align executives’ interests with our strategy and the creation of long-term value for stockholders.

The Role of Management
Our Chief Executive Officer and Chief People and Places Officer regularly attend and participate in Compensation Committee meetings to provide input on our executive compensation program, including its goals and philosophy. Based in part on benchmarking by our Committee’s independent compensation consultant, our Chief Executive Officer and Chief People and Places Officer may recommend modifications to the executive compensation program for the Committee’s consideration. Our Chief Executive Officer also discusses the compensation and performance of our executive officers annually and provides recommendations to our Compensation Committee each year regarding executive officer compensation, including our NEOs (other than with respect to his own compensation). None of our executive officers attend any portion of Compensation Committee or Board meetings at which their compensation is deliberated, recommended or approved.
Compensation Consultant
During fiscal year 2025, the Committee was advised by Alpine Rewards, LLC (“Alpine”) as its external compensation consultant on executive and employee compensation matters, including the Company’s overall compensation program design, executive and employee compensation provided and the collection of market data, including peer group data, to inform our compensation programs for our executives and employees. The Committee has reviewed various reports and materials produced by Alpine. The Committee assessed Alpine’s independence in connection with Alpine’s retention as its external compensation consultant and concluded that the engagement of Alpine did not raise any conflict of interest. In assessing Alpine’s independence, the Committee considered, among other things, the other services provided by Alpine, fees paid by the Company as a percentage of Alpine’s total revenue and Alpine’s policies and procedures regarding conflicts of interest. Each year, Alpine prepares an independence letter for the Committee that includes an assessment of the independence factors.
Use of Competitive Market Data and Peer Groups
Alpine conducts a market analysis for the Company based on a group of our peer companies each year. This analysis includes peer group data regarding our executive officers’ base salary, annual cash bonus and equity awards. This market analysis informs the Committee’s approval or recommendation of executive officer compensation and our executive compensation program.
The companies in the peer group for fiscal year 2025 are: Alkami Technology, Alteryx, AppFolio, Asana, AvePoint, Blackbaud, BlackLine, Clearwater Analytics, Guidewire Software, Jamf, Manhattan Associates, Model N, nCino, Procore Technologies, Progress Software, Q2, Sprout Social, Tenable, Workiva and Yext. In selecting companies for our peer group, the Committee considered the following criteria: cloud-based, vertical industry-targeted software companies; and is comparable to the Company with respect to revenue (range of generally between $250 million to $1 billion) and market capitalization (range of generally between $750 million to $7.5 billion).
Consideration of Say-On-Pay Advisory Vote
Because we value the opinions of our shareholders, the Committee will consider the outcome of future Say-on-Pay voting results as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future. The Say-on-Pay advisory vote at the Company’s 2024 annual meeting received approximately 86.5% support, reflecting broad shareholder support of the Compensation Committee’s and Board’s executive compensation philosophy and determinations.
Pay Mix
Our Committee oversees the general mix of the elements of our executive compensation program. It does not target a specific mix of value for the compensation elements within the program in either the program design or pay decisions. Rather, our Committee reviews the mix of compensation elements to ensure that performance-based compensation is appropriately apportioned to the short-term and long-term to ensure alignment with our business goals, performance and shareholder interests.

Components of Our NEO Compensation Program
Base Salary
Each of our NEOs is paid a base salary. The Committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual NEO’s skills, experience, and role. Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective executive team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability. Base salaries are reviewed annually by the Committee and may be adjusted. The table below sets forth the annual base salaries paid for fiscal year 2025 for each of our NEOs:

Name	2025 Base Salary ($)
John Hall	$500,990
David Morton	472,500
Thad Jampol	496,440
Don Coleman	463,500
David Benjamin Harrison	477,300

Annual Cash Bonus
We provide our NEOs with short-term incentive compensation through an annual cash bonus program. The annual cash bonus program is intended to hold the NEOs accountable to business and individual objectives, reward the NEOs based on actual business results and help sustain a pay for performance culture. Amounts are earned under the annual cash bonus program subject to the achievement of the Company’s financial performance and individual objectives.
Under the annual cash bonus program for the 2025 fiscal year (the “2025 Bonus”), each NEO has a target annual bonus equal to a percentage of base salary. The 2025 Bonus target opportunity for Messrs. Hall and Harrison was 100% of their base salary, for Mr. Morton was 80% of his base salary and for Messrs. Jampol and Coleman was 70% of their base salary.
2025 Performance Targets
For fiscal year 2025, 50% of the annual target bonus was subject to the Company’s achievement of certain net new annual contract value (“ACV”) targets at a minimum of 75% and a maximum of 135%, with payouts determined using a pre-determined sliding payout schedule from the minimum target to the maximum target. By tying a portion of the 2025 Bonuses to the Company’s financial performance, we sought to align the NEOs’ short-term incentive compensation to the Company’s financial performance during fiscal year 2025. The remaining 50% of the annual target bonus for each NEO was subject to the achievement of individual objectives, determined by the Committee in its sole discretion. Individual objectives were designed to incentivize our NEOs to achieve strong business performance and progress against key corporate initiatives with respect to the Company and their function, as well as align with the Company’s strategy. These objectives focused on achieving strong financial performance during fiscal year 2025; developing and expanding our vertical AI and SaaS solutions, including for new adjacent markets; attracting, integrating and retaining new executive team members and highly skilled employees; and managing the Company’s continued growth and development.
The Compensation Committee determined that the Company’s net new ACV* performance exceeded the minimum target and resulted in a payout of 93% with respect to the portion of the annual cash bonus tied to the achievement of net new ACV targets for each NEO.
The Compensation Committee further determined that individualized objectives components were achieved at 100% for each of our NEOs for fiscal year 2025, except for Mr. Hall, Mr. Morton and Mr. Jampol, whose individualized objectives components were each achieved at 120%. Mr. Hall’s achievement of individualized objectives components at 120% was due to his significant role in the Company’s financial performance and the Company’s developing and making available to clients new vertical SaaS AI capabilities, his leadership in attracting, integrating and retaining highly skilled employees and his role in further evolving the Company’s strategy, including with respect to artificial intelligence (“AI”). Mr. Morton’s achievement of individualized objectives components at 120% was due to his significant role in the Company’s financial performance, leadership in the Company’s continued strengthening of its accounting and finance functions and development of the Company’s enterprise risk management function. Mr. Jampol’s achievement of individualized objectives components at 120% was due to his leadership in developing and making available to clients new vertical SaaS AI capabilities. The remaining NEOs’ achievement of individualized objectives components at 100% was the result of each such NEO’s execution of the individualized goals described above.
In light of such achievement, the 2025 Bonuses approved by our Committee and earned by our NEOs are set forth in the table below.

Named Executive Officer	2025 Actual Cash Incentive Award Earned by ACV Achievement ($)	2025 Actual Cash Incentive Award Earned from Individual Objectives ($)	2025 Total Actual Cash Incentive Award Payment ($)
John Hall	$232,960	$300,594	$533,554
David Morton	175,770	226,800	402,570
Thad Jampol	161,591	208,505	370,096
Don Coleman	150,869	162,225	313,094
David Benjamin Harrison	221,945	238,650	460,595

*
Net new ACV for fiscal year 2025 incentive purposes represents ACV contract bookings during fiscal year 2025 less churn (i.e., reductions of ACV during fiscal year 2025). We do not disclose net new ACV targets or metrics due to their confidentiality. We believe that net new ACV is a useful metric for cash incentive awards because it incentivizes growing SaaS revenue and enhancing client retention. The pre-determined target payout level approved by the Compensation Committee was designed to be challenging to achieve.

Long-Term Equity Incentive Awards
The Committee believes that in order to appropriately incentivize NEOs to create shareholder value, a substantial portion of our NEOs’ compensation should be in the form of equity-based compensation.
Our equity compensation is generally delivered in the form of PSUs, which vest, if at all, over a three-year performance period based on the achievement of pre-determined company financial performance targets recommended by the Compensation Committee and established by the Board, and RSUs, which vest, if at all, over a three-year period subject to each NEO’s continued employment through the applicable vesting date to align our executives’ interests with the long-term interests of our stockholders. The PSUs and RSUs are subject to accelerated vesting upon certain terminations of employment, as described in “Change in Control and Severance Benefits” below.
2025 Equity Grants
During fiscal year 2025, each of our NEOs received an award of RSUs in connection with the Company’s annual grant of equity awards, issued pursuant to our 2021 Plan. The RSUs vest over three years in 12 substantially equal quarterly installments, commencing on November 20, 2024, in each case subject to each NEO’s continued employment through the applicable vesting date. The 2025 RSU Equity Grants granted to our NEOs are set forth in the table below.

Named Executive Officer	FY25 Total RSUs Granted (#)
John Hall	103,300
David Morton	54,600
Thad Jampol	39,100
Don Coleman	37,600
David Benjamin Harrison	34,700

During fiscal year 2025, each of our NEOs received an award of PSUs in connection with the Company’s annual grant of equity awards, issued pursuant to our 2021 Plan. The PSUs vest, if at all, based on the achievement of ARR* targets and profitability targets through June 30, 2027. The profitability targets for the fiscal year 2025 equity grants are based on our calculation of “Operating Margin” – trailing 12-month non-GAAP operating margin**. ARR and “Operating Margin” achievement is measured on a quarterly basis and PSUs vest, if at all, based on the achievement of previously unachieved ARR and/or “Operating Margin” targets as of the last measurement date. Certain of the PSUs vest, if at all, based on the achievement of ARR* targets based on stretch goals for significant overperformance (“Overachievement PSUs”). These Overachievement PSUs were granted to provide additional incentive to achieve certain ARR* targets and align our executives’ interests with the long-term interests of our stockholders.
During fiscal year 2025, Mr. Hall received 250,900 PSUs, Mr. Morton received 172,600 PSUs, Mr. Jampol received 98,100 PSUs, Mr. Coleman received 96,600 PSUs and Mr. Harrison received 93,700 PSUs.
The 2025 PSU Equity Grants granted to our NEOs are set forth in the table below.

Named Executive Officer	FY25 PSUs based on ARR Targets (#)	FY25 Overachievement PSUs (based on ARR Targets) (#)	FY25 Total PSUs based on ARR Targets (#)	FY25 PSUs based on Profitability Targets (#)	FY25 Total PSUs Granted (#)
John Hall	151,275	73,800	225,075	25,825	250,900
David Morton	99,950	59,000	158,950	13,650	172,600
Thad Jampol	58,825	29,500	88,325	9,775	98,100
Don Coleman	57,700	29,500	87,200	9,400	96,600
David Benjamin Harrison	55,525	29,500	85,025	8,675	93,700

*	See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures – Key Business Metrics” for a definition of this metric.
**
Represents a non-GAAP financial measure. See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures” for a reconciliation of GAAP and non-GAAP financial measures and additional information regarding non-GAAP financial measures.

2025 Equity Award Achievement
During fiscal year 2025, certain of our PSUs tied to the achievement of ARR* targets and profitability targets based on our calculation of “SaaS Rule of 40” – year over year trailing 12-month SaaS revenue growth rate (%) plus trailing 12-month non-GAAP operating margin** – and “Operating Margin” - trailing 12-month non-GAAP operating margin** were earned by our NEOs and vested. For additional information regarding stock awards that vested during fiscal year 2025, see “Executive Compensation Tables – Option Exercised and Stock Vested”.
*	See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures – Key Business Metrics” for a definition of this metric.
**
Represents a non-GAAP financial measure. See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures” for a reconciliation of GAAP and non-GAAP financial measures and additional information regarding non-GAAP financial measures. For the purposes of achieving profitability targets with respect to PSU vesting, the Audit Committee excluded approximately $751,000 in one-time litigation expenses for Q3 of fiscal year 2025.

Employment and Other Benefits
All of our U.S. employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with Company contributions. Our NEOs are eligible to participate in these plans on the same basis as our other employees and do not participate in executive level benefit programs. Other than our 401(k) plan, we do not sponsor or maintain any deferred compensation or retirement plans.
Change in Control and Severance Benefits
Each of our NEOs, except for Mr. Morton, entered into an employment agreement in connection with our initial public offering and Mr. Morton entered into an employment agreement in connection with the commencement of his employment by the Company (each, as amended, an “Employment Agreement” and together, the “Employment Agreements”). The Employment Agreements for Messrs. Hall and Jampol became effective as of

June 18, 2021, the Employment Agreements for Messrs. Coleman and Harrison became effective as of June 29, 2021, and the Employment Agreement for Mr. Morton became effective as of August 7, 2023. The Employment Agreements supersede all prior employment agreements with the NEOs, however their original confidentiality and invention assignment agreements remain in effect.
The Employment Agreements provide for at-will employment and the provision of an annual base salary (salary paid during fiscal year 2025 was $500,990 for Mr. Hall, $472,500 for Mr. Morton, $496,440 for Mr. Jampol, $463,500 for Mr. Coleman and $477,300 for Mr. Harrison), an annual cash bonus plan opportunity (during fiscal year 2025, 100% of annual base salary for Mr. Hall, 80% of annual base salary for Mr. Morton, 70% of annual base salary for Mr. Jampol, 70% of annual base salary for Mr. Coleman and 100% of annual base salary for Mr. Harrison), a long-term incentive award and employee benefit plan participation and the reimbursement of business expenses.
In the event that an NEO’s employment is terminated by the Company without Cause or an NEO resigns for Good Reason (each, as defined in the applicable Employment Agreement) not in connection with a change in control, such NEO will be entitled to severance as follows: (1) continued payment of annual base salary for 18 months in the case of Mr. Hall and 12 months in the case of Messrs. Morton, Jampol, Coleman and Harrison; (2) reimbursement of COBRA premiums for up to 12 months; and (3) with respect to equity-based compensation awards granted as of or after the effective date of the Employment Agreement (“Post-IPO Awards”), accelerated vesting of (A) the time-based vesting Post-IPO Awards that are scheduled to vest in the 12 months following termination, and (B) 25% of the number of milestones for each performance-based vesting Post-IPO Award (or, if less than 25% of the number of milestones remain unvested, the Award vests in full).
In the event that an NEO’s employment is terminated by the Company without Cause or an NEO resigns for Good Reason during the period three months prior to or 12 months following a change in control, such NEO will be entitled to severance as follows: (1) continued payment of 1.5 times the annual base salary for Mr. Hall and one times the annual base salary for each of Messrs. Morton, Jampol, Coleman and Harrison; (2) payment of the target annual bonus for the year of termination; (3) reimbursement of COBRA premiums for up to 12 months; and (4) accelerated vesting of all Post-IPO Awards in full.
For more information on the payments and benefits provided to our NEOs in connection with certain terminations or a change in control, see “Potential Payments Upon Termination or Change in Control.”
Other Compensation and Governance Matters
Stock Ownership Guidelines
To align the interests of our executive officers and members of our Board with the interests of our shareholders and further promote the Company’s longstanding commitment to sound corporate governance, our Board adopted Stock Ownership Guidelines in June 2025. Each executive officer is expected to acquire and continue to hold during or his or her tenure with the Company, ownership of the Company’s stock having an aggregate value equal to or greater than a certain multiple of his or her annual base salary. The multiple for the Chief Executive Officer is five times his or her annual base salary and the multiple for all other executive officers is one times his or her annual base salary. Unvested RSUs count toward the minimum ownership requirement. Executive officers will have five years to achieve compliance with the Stock Ownership Guidelines after the date of adoption thereof or the date of being appointed as an executive officer, whichever is later.
Insider Trading Policy and Stock Trading Practices
We have an insider trading policy that governs the purchase, sale, and other dispositions of our securities by directors, officers, employees and other agents (and members of the forgoing persons’ immediate families and households). We believe the policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards. The insider trading policy also prohibits our directors, officers and employees from engaging in hedging or other monetization transactions relating to our stock and from purchasing financial instruments designed to hedge. The Company also prohibits its directors, executive officers and certain other employees and certain related persons from trading in options, warrants, puts and calls or similar derivative securities on Company securities or taking “short” positions in our securities or engaging in any form of short-term speculative trading in Company securities. Additionally, the Company’s directors, executive officers and certain other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Practices Related to Stock Options and Stock Appreciation Rights
The Company does not currently grant awards of stock options, stock appreciation rights or similar option-like instruments and, accordingly, does not have a specific policy or practice on the timing of such awards in relation to our disclosure of material nonpublic information (“MNPI”). The Company does not time the disclosure of MNPI for purposes of affecting the value of executive compensation.
Clawback Policy
The Board adopted a Clawback Policy (the “Clawback Policy”) that is intended to comply with Nasdaq’s clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any such financial reporting requirement, the Clawback Policy requires that covered executives must reimburse the Company or forfeit any excess incentive-based compensation “received” (as defined under the clawback rules) by such covered executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement. Executives covered by the Clawback Policy are current and former executive officers, as determined by the Committee in accordance with Section 10D of the Exchange Act and the Nasdaq listing standards. Incentive-based compensation subject to the Clawback Policy includes any cash or equity compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation received based on the erroneous data over the incentive-based compensation that would have been received had it been based on the restated results. The Clawback Policy will only apply to incentive-based compensation received on or after October 2, 2023.
Accounting and Tax Considerations
As a general matter, our Board and the Committee consider the various tax and accounting implications of our existing and proposed compensation programs.
We account for stock-based compensation in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 which requires companies to recognize an expense for the fair value of stock-based compensation awards, including our grants of equity incentive awards under our 2021 Plan. The Board and the Committee consider the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our stock-based compensation awards with our overall executive compensation philosophy and objectives.
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits publicly-listed companies from taking a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers (the “covered employees”). While the Committee considers the impact of Section 162(m) of the Code when designing and implementing our compensation programs, the Committee will continue to develop compensation programs that use a full range of criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code. In the exercise of our business judgment, we continue to have the flexibility to award compensation that may not be tax-deductible if we determine that is appropriate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” disclosure with management. Based on this review and discussion, the Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement distributed in connection with the Annual Meeting.
The Compensation Committee:
Nancy Harris, Chair
Martin Fichtner
Charles Moran
The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, which was added by the Dodd-Frank Act and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers for the fiscal year ended June 30, 2025. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
The Compensation Committee believes that our executive compensation program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.
For these reasons, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended June 30, 2025, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Committee values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Corporate Governance – Communicating with our Directors” above for information about communicating with the Board.
VOTES REQUIRED
Approval of Proposal No. 3 requires the affirmative vote of a majority in voting power of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the subject matter. Abstentions are considered shares present and entitled to vote on this proposal and, thus, will have the same effect as a vote “AGAINST” this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED JUNE 30, 2025, AS DISCLOSED IN THESE PROXY MATERIALS.

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal year ended June 30, 2025 (referred to herein as fiscal year 2025), June 30, 2024 (referred to herein as fiscal year 2024) and the fiscal year ended June 30, 2023 (referred to herein as fiscal year 2023).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All other compensation ($)(3)	Total Compensation ($)
John Hall Chief Executive Officer	2025	$500,990	$533,554	$13,872,855	$10,482	$14,917,881
	2024	486,363	403,681	6,810,375	418,480	8,118,899
	2023	474,500	404,270	2,208,000	9,830	3,096,600
David Morton Chief Financial Officer	2025	472,500	402,570	9,107,990	10,688	9,993,748
	2024	405,682	333,315	10,190,614	10,688	10,940,299
Thad Jampol Co-Founder and Chief Product Officer	2025	496,440	370,096	5,364,421	10,704	6,241,661
	2024	472,833	307,814	2,556,510	23,202	3,360,359
	2023	461,300	343,900	1,324,800	9,846	2,139,846
Don Coleman Chief Operating Officer	2025	463,500	313,094	5,243,620	21,557	6,041,771
	2024	450,001	261,450	2,514,600	23,094	3,249,145
	2023	408,500	304,540	1,324,800	9,899	2,047,739
David Benjamin Harrison President, Industries	2025	477,300	460,595	5,006,401	21,319	5,965,615
	2024	463,403	384,624	2,346,960	11,451	3,206,438

(1)	Represents amounts earned by the applicable NEO under our annual performance-based cash bonus program. See “Compensation Discussion and Analysis – Components of Our NEO Compensation Program”.
(2)
Represents the aggregate grant date fair value of stock awards granted to the applicable NEO, computed in accordance with FASB ASC Topic 718. The terms of PSUs and RSUs granted pursuant to the Intapp, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) are summarized in “Compensation Discussion and Analysis – Components of Our NEO Compensation Program”. The assumptions made when calculating the amounts reported are found in Note 12: “Stock-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended June 30, 2025.

(3)
For fiscal year 2025, represents a Company contribution to the Company’s 401(k) plan on behalf of each NEO equal to $10,482 for Mr. Hall, $10,688 for Mr. Morton, $10,704 for Mr. Jampol, $11,610 for Mr. Coleman and $10,559 for Mr. Harrison. For fiscal year 2025, represents $5,267 for each of Messrs. Coleman and Harrison with respect to their attendance at an off-site event for certain Sales and Marketing team members, as well as a Company tax gross-up of $4,680 for Mr. Coleman and $5,493 for Mr. Harrison.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards made to our NEOs during our fiscal year ending June 30, 2025.

		Estimated Future Payout Under Non-Equity Incentive Awards(1)			Estimated Future Payout Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant date fair value of stock and option awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
John Hall	—	$187,871	$500,990	$626,238	—	—	—	—
	7/1/2024	—	—	—	177,100	250,900	—	$9,157,850
	8/19/2024	—	—	—	—	—	103,300	4,426,405
	9/30/2024	—	—	—	—	—	—	288,600
David Morton	—	141,750	378,000	472,500	—	—	—	—
	7/1/2024	—	—	—	113,600	172,600	—	6,299,900
	8/19/2024	—	—	—	—	—	54,600	2,339,610
	9/30/2024	—	—	—	—	—	—	468,480
Thad Jampol	—	130,316	347,508	434,385	—	—	—	—
	7/1/2024	—	—	—	68,600	98,100	—	3,580,650
	8/19/2024	—	—	—	—	—	39,100	1,675,435
	9/30/2024	—	—	—	—	—	—	108,336
Don Coleman	—	121,669	324,450	405,563	—	—	—	—
	7/1/2024	—	—	—	67,100	96,600	—	3,525,900
	8/19/2024	—	—	—	—	—	37,600	1,611,160
	9/30/2024	—	—	—	—	—	—	106,560
David Benjamin Harrison	—	178,988	477,300	596,625	—	—	—	—
	7/1/2024	—	—	—	64,200	93,700	—	3,420,050
	8/19/2024	—	—	—	—	—	34,700	1,486,895
	9/30/2024	—	—	—	—	—	—	99,456

(1)
Amounts represent a range of payouts of our 2025 Bonus program with 50% based on the Company’s achievement of certain net new ACV targets and 50% based on achievement of individualized objectives components, as further described in “Compensation Discussion and Analysis – Components of Our NEO Compensation Program” in this proxy statement.

These ranges reflect payouts representing, (i) with respect to the 50% of the annual target bonus subject to the Company’s achievement of certain net new ACV targets, a threshold payout, a target payout and a maximum payout; and (ii) with respect to the 50% of the annual target bonus subject to individualized objectives components, a threshold of 0% achievement and a target and maximum of 100% achievement. The Committee has in the past, and may in the future, award payouts for individualized objectives components of over 100% for superior performance.
Actual bonuses received by our NEOs for fiscal year 2025 are reported in the Summary Compensation Table.
(2)
Amounts represent a range of payouts of our 2025 long-term equity incentive awards, which are described in “Compensation Discussion and Analysis – Components of Our NEO Compensation Program” in this proxy statement. The PSUs vest, if at all, based on the achievement of ARR* and “Operating Margin”** targets.

(3)	Amounts represent an award of RSUs in connection with the Company’s annual grant of equity awards.
(4)
Represents the aggregate grant date fair value of stock awards granted to the applicable NEO, computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts reported are found in Note 12: “Stock-Based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended June 30, 2025. Grants dated September 30, 2024 (the modification date), represent the incremental fair value, determined in accordance with FASB ASC Topic 718, of awards granted prior to fiscal year 2025, which were modified by the Board effective July 1, 2024. For additional detail regarding the nature and details regarding the modifications see “Compensation Discussion and Analysis” in our proxy statement filed October 1, 2024.

*	See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures – Key Business Metrics” for a definition of this metric.
**
Represents a non-GAAP financial measure. See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures” for a reconciliation of GAAP and non-GAAP financial measures and additional information regarding non-GAAP financial measures

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
The material terms of our NEOs compensation for fiscal year 2025, including the terms of non-equity incentive and equity incentive awards, are described in our “Compensation Discussion and Analysis” in this proxy statement.

As described in more detail in our “Compensation Discussion and Analysis” in this proxy statement, under the fiscal year 2025 bonus program, 50% of the annual target bonus was subject to the Company’s achievement of certain net new ACV targets and 50% of the annual target bonus was subject to the achievement of individual objectives.
As described in more detail in our “Compensation Discussion and Analysis” in this proxy statement, during fiscal year 2025, each of our NEOs received an award of PSUs which vest, if at all, based on the achievement of ARR targets and profitability targets through June 30, 2027, and an award of RSUs which vest, if at all, subject to each NEO’s continued employment through the applicable vesting date.
Each of our NEOs entered into an employment agreement with the Company that provides for payment of base salary, an annual bonus, eligibility for employee benefit programs and potential severance benefits.
The material terms of each NEOs employment agreement are described in our “Compensation Discussion and Analysis” in this proxy statement. For further information regarding the severance benefits provided under such agreements, please see “Potential Payments Upon Termination or Change in Control” below.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth the outstanding equity awards held by each of our NEOs as of June 30, 2025.

	Option-based awards					Share-based awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
John Hall	722,550(3)	—	—	$7.45	07/26/2027
	188,290(3)	—	—	12.00	07/29/2030
						443,716	$22,904,620
David Morton	—	—	—	—	—
						385,511	19,900,078
Thad Jampol	33,575(3)	—	—	7.45	07/26/2027
	190,000(3)	—	—	12.00	07/29/2030
						175,601	9,064,524
Don Coleman	63,730(3)	—	—	7.45	07/26/2027
	190,000(3)	—	—	12.00	07/29/2030
						172,505	8,904,708
David Benjamin Harrison	—	—	—	—	—
						169,571	8,753,255

(1)
For the NEOs, except for Mr. Morton, represents PSUs granted on July 14, 2022, which vest quarterly based on achievement of ARR targets and profitability targets through June 30, 2025 and PSUs granted on July 1, 2023, which vest quarterly based on achievement of ARR targets through December 31, 2026 and profitability targets through June 30, 2026. For Mr. Morton, represents RSUs, which vested as to 25% of the shares on November 20, 2024 and have vested and will vest subject to continued employment in 12 equal quarterly installments thereafter, and PSUs, which vest quarterly based on achievement of ARR targets through December 31, 2026 and profitability targets through June 30, 2026, each granted on August 31, 2023. For the NEOs, represents PSUs granted on July 1, 2024, which vest quarterly based on achievement of ARR targets and profitability targets through June 30, 2027 and RSUs granted on August 19, 2024, which vest quarterly subject to each NEO’s continued employment through the applicable vesting date. The number of PSUs shown in this column shows the single target payout with respect to the PSUs granted. These PSUs and RSUs are subject to accelerated vesting upon certain terminations of employment, as described in “Compensation Discussion and Analysis – Components of Our NEO Compensation Program”.

(2)	The value of each unvested PSU and RSU is based on the target number of shares into which the PSU and RSU may convert upon vesting and the closing price of our common stock on June 30, 2025.
(3)	The shares underlying these options are fully vested.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information on an aggregate basis regarding option awards that were exercised and stock awards that vested during the fiscal year ending June 30, 2025, for each of our NEOs.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
John Hall	1,026,199	$53,673,339	417,828	$24,753,123
David Morton	—	—	120,045	7,233,748
Thad Jampol	551,503	25,968,812	190,327	11,263,944
Don Coleman	383,765	18,351,839	170,695	10,133,198
David Benjamin Harrison	543,383	15,352,914	172,369	10,216,638

(1)	The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.
(2)	The value realized is computed as the shares of stock or units multiplied by the value of the underlying shares on the vesting date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The table below reflects, as applicable, cash severance, incentive compensation, continuation of health benefits and equity acceleration payable to our NEOs in connection with (1) the voluntary termination of his employment relationship or his retirement, (2) the involuntary termination of his employment relationship without cause or his resignation for good reason, (3) his death or disability and (4) the involuntary termination of his employment relationship without cause or his resignation for good reason in connection with a change in control (within the period beginning three months prior to and ending 12 months following a change in control (assuming that all equity awards will be assumed or continued or substituted by the successor entity), assuming for each of (1), (2), (3) and (4) that the applicable triggering event(s) occurred on June 30, 2025.

	Cash Severance ($)(1)	Incentive Compensation ($)(2)	Continuation of Benefits ($)(3)	Equity (accelerated) ($)(4)
John Hall
Voluntary Termination / Retirement	—	—	—	—
Involuntary Termination without Cause/Resignation for Good Reason	$751,485	—	$10,832	$7,535,849
Involuntary Termination with Cause/Resignation without Good Reason/Death or Disability	—	—	—	—
Change in Control/Qualifying Termination	751,485	$500,990	10,832	22,904,620
David Morton
Voluntary Termination / Retirement	—	—	—	—
Involuntary Termination without Cause/Resignation for Good Reason	472,500	—	40,601	6,221,088
Involuntary Termination with Cause/Resignation without Good Reason/Death or Disability	—	—	—	—
Change in Control/Qualifying Termination	472,500	378,000	40,601	19,900,078
Thad Jampol
Voluntary Termination / Retirement	—	—	—	—
Involuntary Termination without Cause/Resignation for Good Reason	496,440	—	32,849	3,136,741
Involuntary Termination with Cause/Resignation without Good Reason/Death or Disability	—	—	—	—
Change in Control/Qualifying Termination	496,440	347,508	32,849	9,064,524

	Cash Severance ($)(1)	Incentive Compensation ($)(2)	Continuation of Benefits ($)(3)	Equity (accelerated) ($)(4)
Don Coleman
Voluntary Termination / Retirement	—	—	—	—
Involuntary Termination without Cause/Resignation for Good Reason	$463,500	—	$32,849	$3,083,056
Involuntary Termination with Cause/Resignation without Good Reason/Death or Disability	—	—	—	—
Change in Control/Qualifying Termination	$463,500	$324,450	$32,849	$8,904,708
David Benjamin Harrison
Voluntary Termination / Retirement	—	—	—	—
Involuntary Termination without Cause/Resignation for Good Reason	$477,300	—	$13,381	$3,186,864
Involuntary Termination with Cause/Resignation without Good Reason/Death or Disability	—	—	—	—
Change in Control/Qualifying Termination	$477,300	$477,300	$13,381	$8,753,255

(1)
Represents a cash payment amount equal to a multiple of annual base salary under the NEO’s employment agreement with respect to each of the NEOs as described in the “Change in Control and Severance Benefits” section (the “Termination and CIC Section”).

(2)	Represents a multiple of the NEO’s target annual bonus under the NEO’s employment agreement as described in the Termination and CIC Section.
(3)	Represents the estimated amounts payable by us to maintain the executive officer’s benefits following the termination of the NEO’s employment as described in the Termination and CIC Section.
(4)
Represents only the value of unvested PSUs and RSUs, that would be accelerated upon a termination of employment and/or CIC as applicable and as further described in the Termination and CIC Section, and does not include the vested portion of the PSUs and RSUs as of the end of fiscal year 2025.

CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, which was mandated by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For fiscal year 2025, the annual total compensation for our median employee of the Company (excluding our CEO) was $201,003. For fiscal year 2025, the annual total compensation of our CEO was $14,917,881. For fiscal year 2025 the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 74.2 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
The methodology we used to identify the median of the annual total compensation of all our employees is as follows:
•	We identified our median employee from among our employee population (excluding our CEO) as of June 30, 2025, the last day of our fiscal year.
•
We used a consistently applied compensation measure for annual total compensation (“CACM”) consisting of: (i) annual base pay as of the determination date, (ii) annual target bonuses or other cash incentive compensation (for those employees who do not participate in our bonus compensation program) for fiscal year 2025, and (iii) the grant date fair value of equity awards granted during fiscal year 2025.

•
Compensation amounts were determined from our human resources and payroll systems of record. Payments not made in U.S. dollars were converted to U.S. dollars by our human resources system of record using exchange rates as of May 31, 2025.

•
We calculated the annual total compensation of our median employee by using our CACM for our global employee population. We substituted an employee with substantially similar compensation for our originally identified median employee because the originally identified median employee had anomalous compensation characteristics.

•	We then calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management used the pay ratio measure in making compensation-related decisions.

PAY VERSUS PERFORMANCE
As required by Item 402(v) of Regulation S-K, which was mandated by Section 953(a) of the Dodd-Frank Act, we are providing the following information about the relationship between “compensation actually paid” to our principal executive officer or “PEO” and “compensation actually paid” to our non-PEO NEOs, and the financial performance of the Company during the years ended June 30, 2025, 2024, 2023 and 2022, respectively, in each case calculated in a manner consistent with SEC rules.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based On(4):		Net Loss (thousands)	ARR(5) (millions)
					Total Shareholder Return	Peer Group Total Shareholder Return
2025	$14,917,881	$30,184,713	$7,060,699	$13,759,795	$184.36	$110.74	$(18,217)	$485.4
2024	8,118,899	3,776,795	4,661,508	3,264,362	130.96	88.17	(32,021)	404.2
2023	3,096,600	29,648,801	2,093,793	13,958,392	149.68	77.83	(69,425)	330.2
2022	892,090	(13,833,178)	824,511	(5,643,941)	52.29	64.82	(99,678)	270.5

(1)	Mr. Hall is the PEO reflected in these columns for each of the fiscal years ended June 30, 2025, 2024, 2023 and 2022.
(2)
Compensation actually paid or “CAP” to our PEO and Non-PEO NEOs is calculated based on the “Total Compensation” reported in the Summary Compensation Table above for each of the applicable fiscal years, adjusted to exclude and include certain items in accordance with Item 402(v) of Regulation S-K as shown below.

(3)
Messrs. Morton, Jampol, Coleman and Harrison are the Non-PEO NEOs for fiscal year 2025. Messrs. Morton, Robertson, Jampol, Coleman and Harrison are the Non-PEO NEOs for fiscal year 2024. Messrs. Jampol and Coleman are the Non-PEO NEOs for fiscal years 2023 and 2022.

(4)
Represents cumulative total return to holders of our Common Stock against the cumulative total return of our peer entities, represented by the S&P Software & Services Select Industry Index from June 30, 2021 (the date our stock commenced trading on the Nasdaq Global Select Market) through June 30, 2025 (the last trading day of the covered period), calculated from market close on June 30, 2021 through and including the end of each applicable fiscal year in the table above for which the total shareholder return is being calculated. The total shareholder return for each investment assumes that $100 was invested in our Common Stock and the respective index on June 30, 2021, through June 30, 2025, including reinvestment of any dividends.

(5)	ARR represents the annualized recurring value of all active SaaS and on-premise subscription license contracts at the end of a reporting period.
PEO SCT Total to CAP Reconciliation

Fiscal Year	SCT Total	Deductions from SCT Total(1)	Additions to SCT Total(2)			CAP
			Fair Value of Current Year Equity Awards(3)	Change in Fair Value of Prior Years’ Awards Unvested(3)	Change in Fair Value of Prior Years’ Awards that Vested(3)
2025	$14,917,881	$13,872,855	$18,767,585	$2,060,100	$8,312,002	$30,184,713

Average Non-PEO NEOs SCT Total to CAP Reconciliation

Fiscal Year	SCT Total	Deductions from SCT Total(1)	Additions to SCT Total(2)			CAP
			Fair Value of Current Year Equity Awards(3)	Change in Fair Value of Prior Years’ Awards Unvested(3)	Change in Fair Value of Prior Years’ Awards that Vested(3)
2025	$7,060,699	$6,180,608	$8,288,647	$1,335,523	$3,255,534	$13,759,795

(1)
Represents the grant date fair value of equity-based awards granted each year. The fair values of equity compensation, including such amounts described in the tables below, are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in Note 12 to the Company’s financial statements for fiscal year 2025 contained in our Annual Report to Stockholders for the fiscal year ended June 30, 2025, filed with the SEC on August 20, 2025. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

(2)
We did not report a change in pension value for any of the years reflected in this table because the Company does not maintain a defined benefit or actuarial pension plan and therefore a deduction from SCT related to such pension plans is not needed.

(3)
Reflects the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The fair values of equity compensation, including such amounts described in the tables above, are calculated in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in Note 12 to the Company’s financial statements for fiscal year 2025 contained in our Annual Report to Stockholders for the fiscal year ended June 30, 2025, filed with the SEC on August 20, 2025. The amounts shown in the table reflect the total fair value on the applicable date(s) listed in the table above, and do not necessarily reflect the actual value, if any, that may be realized by the applicable NEO.

Tabular Disclosure of Most Important Measures to Determine Fiscal 2025 CAP
As described in greater detail in “Compensation Discussion and Analysis – Overview of our Executive Compensation Program,” above, the Company’s executive compensation program reflets a pay-for-performance philosophy, where compensation is paid subject to achieving financial performance levels that align with our strategic and financial priorities. We consider the metrics in the table below to be the most important financial performance measures utilized by the Company to link CAP for fiscal year 2025 to the Company’s performance.

Most Important Measures
ARR(1)
“SaaS Rule of 40”(2)
non-GAAP Operating Margin(3)

(1)	ARR represents the annualized recurring value of all active SaaS and on-premise subscription license contracts at the end of a reporting period.
(2)
“SaaS Rule of 40” represents year over year trailing 12-month SaaS revenue growth rate (%) plus trailing 12-month non-GAAP operating margin. Non-GAAP operating margin is a non-GAAP financial measure. See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures” for a reconciliation of GAAP and non-GAAP financial measures and additional information regarding non-GAAP financial measures.

(3)
Non-GAAP Operating Margin represents trailing 12-month non-GAAP operating margin. Non-GAAP operating margin is a non-GAAP financial measure. See Exhibit A “Reconciliation of GAAP and Non-GAAP Financial Measures” for a reconciliation of GAAP and non-GAAP financial measures and additional information regarding non-GAAP financial measures.

Relationship Between Company TSR and Peer Group TSR; Financial Performance Measures and CAP
In accordance with the Pay Versus Performance rules, the tables below describe how CAP to our NEOs aligns with our financial performance as measured by total shareholder return (TSR), peer group TSR, our net loss and our ARR.
Relationship Between Company TSR and Peer Group TSR
The table below describes the relationship between compensation actually paid to the PEO and the average compensation paid to NEOs other than the PEO with our TSR and our peer group’s TSR for fiscal years 2025, 2024, 2023 and 2022.

Fiscal Year	PEO CAP	Average Non-PEO NEO CAP	TSR	Peer Group TSR
2025	$30,184,713	$13,759,795	$184.36	$110.74
2024	3,776,795	3,264,362	130.96	88.17
2023	29,648,801	13,958,392	149.68	77.83
2022	(13,833,178)	(5,643,941)	52.29	64.82

Relationship Between Financial Performance Measures and CAP
The table below describes the relationship between compensation actually paid to the PEO and the average compensation paid to NEOs other than the PEO with our net loss and our ARR for fiscal years 2025, 2024, 2023 and 2022.

Fiscal Year	PEO CAP	Average Non-PEO NEO CAP	Net Loss (thousands)	ARR (millions)
2025	$30,184,713	$13,759,795	$(18,217)	$485.4
2024	3,776,795	3,264,362	(32,021)	404.2
2023	29,648,801	13,958,392	(69,425)	330.2
2022	(13,833,178)	(5,643,941)	(99,678)	270.5

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since July 1, 2024 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Compensation Discussion and Analysis – Change in Control and Severance Benefits.”
SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT
On July 2, 2021, we entered into a Stockholders’ Agreement with Anderson and Great Hill. The Stockholders’ Agreement provides that so long as each of Anderson and Great Hill beneficially owns at least 10.0% of outstanding common stock, each shall have the right to nominate one director to our board of directors. Pursuant to the Stockholders’ Agreement, we have agreed to use our commercially reasonable efforts to cause the election of the slate of directors recommended by our board of directors, which, subject to the fiduciary duties of our directors, will include the persons nominated by each of Anderson and Great Hill in accordance with the Stockholders’ Agreement. The Stockholders’ Agreement terminates automatically (without any action by any party thereto) as it relates to each stockholder at such time as such stockholder ceases to beneficially own in excess of 10% of the issued and outstanding shares of common stock of the Company as of the time of the record date for the annual stockholders’ meeting. The Stockholders’ Agreement terminated with respect to Great Hill during our fiscal year 2024 when Great Hill’s beneficial ownership ceased to be in excess of 10% of the issued and outstanding shares of common stock. At the current ownership levels, Anderson is entitled to nominate one director for election to our board of directors. Martin Fichtner currently serves on our board of directors and serves as the designee of Anderson. The size of our board of directors is currently eight directors.
SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
On July 2, 2021, we entered into a registration rights agreement with John Hall, our Chief Executive Officer and Anderson and Great Hill (collectively, the “Existing Holders”). The Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require us, at our expense, to register their shares of our common stock under the Securities Act for sale into the public markets. The agreement also provides that we will pay certain expenses of these electing holders relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.
On May 16, 2023, we filed a shelf registration statement on Form S-3 with the SEC, as supplemented on April 15, 2024, registering the resale of the shares of our common stock held on behalf of the Existing Holders. During our fiscal year 2024, Great Hill completed the sale of the shares of our common stock registered on the shelf registration.
The following description summarizes such rights and circumstances held by the Existing Holders.
Demand Rights/Shelf Registration Rights
Subject to certain limitations, Anderson (a “demand holder”) has the right, by delivering written notice to us, to require us to register the number of our shares of common stock requested to be so registered in accordance with the Registration Rights Agreement. We will notify the other Existing Holder party to the Registration Rights Agreement promptly following receipt of notice of a demand registration from Anderson. We will include in the registration all securities with respect to which we receive a written request for inclusion in the registration within ten days after we give our notice. Following the demand request, we are required to use our reasonable best efforts to expeditiously effect (but in any event no later than ninety days following the demand request) the registration of all securities with respect to which we receive a written request for inclusion in the registration. Each demand holder will be limited to an aggregate of three demand registrations.
We will not be required to effect any demand registration (i) if the aggregate sale price of securities proposed to be included in such demand registration is expected to be less than $50 million or (ii) if such demand request is made within one hundred twenty days after the effective date of a registration statement filed by us covering a firm commitment underwritten public offering in which the demand holders shall have been entitled to join pursuant to certain piggyback registration rights held by them.

Piggyback Registration Rights
Holders of registrable shares of common stock under the Registration Rights Agreement will be entitled to request to participate in, or “piggyback” on, registrations of certain securities for sale by us. This piggyback right will apply to any registration following our initial public offering other than registration statements on Form S-4 or S-8 (or any similar successor forms used for a purpose similar to the intended use of such forms) or a resale shelf registration statement on Form S-3.
Conditions and Limitations
The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances. For example, we may delay the filing or effectiveness of any registration statement for an aggregate period of no more than ninety days in any calendar year if we determine, in good faith, that the filing or maintenance of a registration statement would, if not so deferred, (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us; (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act. Additionally, in certain circumstances we may withdraw a registration statement upon request by the holder(s) of registrable securities.
CONSULTING AGREEMENT WITH RALPH BAXTER
In March 2016, Integration Appliance, Inc. entered into a consulting agreement with Mr. Baxter (as amended from time to time, the “Baxter Consulting Agreement”), who subsequently assigned all of his rights, title and interest and delegated all of his obligations, responsibilities and duties to Ralph Baxter, Inc. Mr. Baxter is the Principal of Ralph Baxter, Inc. Pursuant to the Baxter Consulting Agreement, Ralph Baxter, Inc. is engaged to advise us in connection with our advisory board program. In connection therewith, Ralph Baxter, Inc. receives base fees of $240,000 per year and up to $260,000 in additional fees per year based upon the achievement of certain objectives related to his work in chairing our advisory board program and the achievement of certain Company operating performance objectives. On June 23, 2025, the Baxter Consulting Agreement was extended pursuant to the terms thereof to expire on June 30, 2026.
INDEMNIFICATION UNDER CERTIFICATE OF INCORPORATION AND BYLAWS; INDEMNIFICATION AGREEMENTS
Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.
POLICY REGARDING RELATED PARTY TRANSACTIONS
Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by our Board or an authorized Board Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director of us, (b) any person who is known to be the beneficial owner of more than 5% of our voting securities, (c) any immediate family member of any of the foregoing persons, including individuals sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is an officer, general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Audit Committee reviews and approves, ratifies or disallows, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the General Counsel, subject to ratification by the Audit Committee. No director may participate in approval of a related party transaction for which he or she is a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to the Company regarding the beneficial ownership of the common stock as of September 23, 2025, by:
•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the common stock;
•	each Named Executive Officer and director of the Company; and
•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership percentages set forth in the table below are based on 81,787,131 shares of common stock issued and outstanding as of September 23, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards held by the person that are currently exercisable, or would be exercisable or would vest based on service-based vesting conditions within 60 days of September 23, 2025. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common stock	Percent Owned
Directors and Named Executive Officers:
John Hall(2)	6,303,086	7.64%
David Morton(3)	52,850	*
Don Coleman(4)	1,265,217	1.54%
Thad Jampol(5)	1,143,212	1.39%
David Benjamin Harrison(6)	4,640	*
Beverly Allen(7)	33,212	*
Ralph Baxter(8)	126,441	*
Martin Fichtner	—	*
Nancy Harris(9)	36,394	*
Charles Moran(10)	25,826	*
George Neble(11)	29,864	*
Marie Wieck(12)	47,364	*
All directors and executive officers as a group (14 individuals)(13)	9,323,113	11.21%
Five Percent Holders:
Entities affiliated with Anderson(14)	17,146,805	20.97%
Entities affiliated with The Vanguard Group(15)	5,695,384	6.96%
Entities affiliated with BlackRock, Inc.(16)	4,614,813	5.64%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Intapp, Inc., 3101 Park Blvd, Palo Alto, CA 94306.
(2)
Consists of (i) 5,598,775 shares of common stock held of record by John Hall, (ii) 689,760 shares of common stock subject to equity awards held by Mr. Hall that are vested and exercisable within 60 days of September 23, 2025 and (iii) 14,551 shares of common stock subject to equity awards that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(3)
Consists of (i) 36,855 shares of common stock held of record by David Morton and (ii) 15,995 shares of common stock subject to equity awards that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(4)
Consists of (i) 442,061 shares of common stock held of record by Don Coleman, (ii) 150,000 shares of common stock held of record by Gambatte LLC, whose voting and investment determinations are made by Mr. Coleman, (iii) 414,395 shares of common stock held of record by the Coleman Family Trust, of which Mr. Coleman and his spouse are trustees and sole beneficiaries, (iv) 253,730 shares of common stock subject to equity awards held by Mr. Coleman that are vested and exercisable within 60 days of September 23, 2025 and (v) 5,031 shares of common stock subject to equity awards that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(5)
Consists of (i) 879,434 shares of common stock held of record by Thad Jampol, (ii) 34,972 shares of common stock held of record by Mr. Jampol’s spouse, (iii) 223,575 shares of common stock subject to equity awards held by Mr. Jampol that are vested and exercisable within 60 days of September 23, 2025 and (iv) 5,231 shares of common stock subject to equity awards that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025. Mr. Jampol disclaims beneficial ownership of the securities held of record by his spouse.

(6)	Consists of 4,640 shares of common stock subject to equity awards that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.
(7)
Consists of (i) 29,395 shares of common stock held of record by Beverly Allen and (ii) 3,817 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(8)
Consists of (i) 5,624 shares of common stock held of record by Ralph Baxter, (ii) 117,000 shares of common stock subject to equity awards held by Mr. Baxter that are vested and exercisable within 60 days of September 23, 2025 and (iii) 3,817 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(9)
Consists of (i) 32,577 shares of common stock held of record by Nancy Harris and (ii) 3,817 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(10)
Consists of (i) 22,009 shares of common stock held of record by Charles Moran and (ii) 3,817 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(11)
Consists of (i) 26,047 shares of common stock held of record by George Neble and (ii) 3,817 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(12)
Consists of (i) 43,547 shares of common stock held of record by Marie Wieck and (ii) 3,817 shares of common stock subject to an equity award that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(13)
Consists of (i) 7,909,076 shares of common stock held of record, (ii) 1,336,385 shares of common stock subject to equity awards that are vested and exercisable within 60 days of September 23, 2025 and (iii) 77,652 shares of common stock subject to equity awards that will vest, subject to service-based vesting requirements, within 60 days of September 23, 2025.

(14)
Based solely on the Schedule 13D/A filed with the SEC on November 20, 2023, consists of (1) 15,226,805 shares of common stock held of record by Anderson and (2) 1,920,000 shares of common stock held of record by another indirectly wholly-owned subsidiary of Temasek Holdings (Private) Limited (“Temasek”). Anderson is a direct wholly-owned subsidiary of Thomson Capital Pte. Ltd. (“Thomson”), which in turn is a direct wholly-owned subsidiary of Tembusu Capital Pte. Ltd. (“Tembusu”), which in turn is a direct wholly-owned subsidiary of Temasek. In such capacities, each of Thomson, Tembusu, and Temasek may be deemed to have or share voting and dispositive power over the shares held by Anderson and Temasek may be deemed to have or share voting and dispositive power over the shares held by the aforesaid other indirect wholly-owned subsidiary of Temasek. The address for Anderson, Thomson, Tembusu and Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(15)
Based solely on the Schedule 13G/A filed with the SEC on November 12, 2024, consists of 5,695,384 shares beneficially owned by The Vanguard Group (“Vanguard”), of which Vanguard has the sole power to dispose or direct the disposition of 5,574,078 shares and shared power to vote or direct the vote of 73,764 shares and dispose or direct the disposition of 121,306 shares. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(16)
Based solely on the Schedule 13G filed with the SEC on February 4, 2025, consists of 4,614,813 shares beneficially owned by BlackRock, Inc. (“BlackRock”), of which BlackRock has the sole power to vote or to direct the vote of 4,522,738 shares and to dispose or to direct the disposition of 4,614,813 shares. The Schedule 13G reflects the securities beneficially owned, or deemed to be beneficially owned, by certain business units (collectively, the “Reporting Business Units”) of BlackRock and its subsidiaries and affiliates and does not include securities, if any, beneficially owned by other business units whose beneficial ownership of securities are disaggregated from that of the Reporting Business Units in accordance with SEC Release No. 34-39538 (January 12, 1998). Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The address for Blackrock is 50 Hudson Yards New York, NY 10001.

Equity Compensation Plan Information
The following table sets forth, as of June 30, 2025, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#)
Equity compensation plans approved by security holders(1)	7,830,358(2)	$11.42(3)	10,335,996(4)
Equity compensation plans not approved by security holders	—	—	—
Total	7,830,358	11.42	10,335,996

(1)	Equity compensation plans approved by security holders are the Amended and Restated 2012 Stock Option and Grant Plan, the 2021 Omnibus Incentive Plan, and the 2021 Employee Stock Purchase Plan.
(2)
Represents 2,627,583 shares of common stock issuable upon the exercise of outstanding stock options granted under the Amended and Restated 2012 Stock Option and Grant Plan and the 2021 Omnibus Incentive Plan, 3,192,797 shares of common stock issuable upon settlement of outstanding RSUs under the 2021 Omnibus Incentive Plan and 2,009,978 shares of common stock issuable upon settlement of outstanding performance share units under the 2021 Omnibus Incentive Plan, each as of June 30, 2025. The amount in this column excludes purchase rights under the 2021 Employee Stock Purchase Plan.

(3)	Represents the weighted-average exercise price of options outstanding under the Amended and Restated 2012 Stock Option and Grant Plan and the 2021 Omnibus Incentive Plan.
(4)
Represents 6,818,430 shares of common stock reserved for issuance under the 2021 Omnibus Incentive Plan and 3,517,566 shares of common stock reserved for issuance under the 2021 Employee Stock Purchase Plan.

The number of shares of common stock reserved for issuance under the 2021 Omnibus Incentive Plan will be cumulatively increased each July 1 through (and including) July 1, 2031, by a number of shares of common stock of up to 5% of the number of shares of common stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30.
The number of shares of common stock reserved for issuance under the 2021 Employee Stock Purchase Plan will be cumulatively increased each July 1 through (and including) July 1, 2031, by the lesser of: (a) one percent of the number of shares of common stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30 or (b) such lesser number of shares of common stock as determined by the person(s) appointed by our Board to administer the 2021 Employee Stock Purchase Plan.

STOCKHOLDER PROPOSALS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2026 Annual Meeting must submit their proposals to the Company at the physical address provided below on or before June 9, 2026. Any such proposal, including stockholder proposals for candidates for nomination for election to the Board, must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, and follow the procedures set forth in our Bylaws in order for such proposal to be eligible for inclusion in our 2026 proxy statement.
In accordance with our Bylaws, in order to be properly brought before the 2026 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to the Company at the physical address provided below, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than July 21, 2026 and no later than August 20, 2026. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the 2026 Annual Meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Bylaws.
Each notice of business or director nomination must set forth the information required by our Bylaws. Any such proposals, including stockholder proposals for candidates for nomination for election to the Board, must be submitted in accordance with applicable SEC rules and regulations, and follow the Company’s procedures in its Bylaws. Submitting a notice does not ensure that the proposal will be raised at the 2026 Annual Meeting. We will not permit stockholder proposals that do not comply with the foregoing notice requirement to be brought before the 2026 Annual Meeting.
In addition to satisfying the above advance notice requirements, in order to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company’s Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 21, 2026.
Intapp, Inc.
General Counsel
300 S. Tryon Street
Suite 1200
Charlotte, NC 28202

HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Stockholders of record who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability at their address who would prefer that their communications be householded, or stockholders of record who are currently participating in householding and would prefer to receive separate copies of our proxy materials, should also contact us. Any such written requests should be directed to the Company at the following physical address or email address:
Intapp, Inc.
General Counsel
300 S. Tryon Street
Suite 1200
Charlotte, NC 28202
Email: ir@intapp.com
(650) 852-0400

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the year ended June 30, 2025, as filed with the SEC, is available to stockholders without charge upon written request directed to Investor Relations, 3101 Park Blvd., Palo Alto, CA 94306 or by phone at (650) 852-0400 or by email at ir@intapp.com. The Company makes available on or through our website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.
OTHER MATTERS
We do not presently know of any matters to be acted upon at the Annual Meeting other than the matters referred to in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
By order of the Board of Directors,
Steven Todd
General Counsel and Secretary
October 7, 2025

EXHIBIT A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES
Key Business Metrics
We review a number of operating and financial metrics, including the following key metrics to help us evaluate our business, measure our performance and the effectiveness of our sales and marketing efforts, identify trends affecting our business, formulate business plans and budgets, and make strategic decisions.
•
Annual Recurring Revenues (“ARR”): ARR represents the annualized recurring value of all active SaaS and on-premise license contracts at the end of a reporting period. Contracts with a term other than one year are annualized by taking the committed contract value for the current period divided by number of days in that period then multiplying by 365. As a metric, ARR mitigates fluctuations in revenue recognition due to certain factors, including contract term and the sales mix of SaaS contracts and licenses. ARR does not have any standardized meaning and may not be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenues and deferred revenues and is not intended to be combined with or to replace either of those elements of our financial statements. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our clients.

•
Cloud ARR: Cloud ARR is the portion of our ARR which represents the annualized recurring value of our active SaaS contracts. We believe Cloud ARR provides important information about our ability to sell new SaaS subscriptions to existing clients and to acquire new SaaS clients.

•
Cloud Net Revenue Retention (“NRR”): Cloud NRR is the portion of our NRR which represents the net revenue retention of our SaaS contracts. We calculate Cloud NRR by starting with the Cloud ARR from the cohort of all clients as of the twelve months prior to the applicable fiscal period, or prior period Cloud ARR. We then calculate the Cloud ARR from these same clients as of the current fiscal period, or current period Cloud ARR. We then divide the current period Cloud ARR by the prior period Cloud ARR to calculate the Cloud NRR.

Non-GAAP Financial Measures
The information presented in this proxy statement includes non-GAAP financial measures, specifically, non-GAAP operating income and non-GAAP diluted net income per share. These non-GAAP financial measures, which may be different than similarly-titled measures used by other companies, should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
•
Non-GAAP operating income (and non-GAAP operating margin) exclude the impact of stock-based compensation, amortization of intangible assets, expenses associated with acquisition-related contingent and deferred liabilities, transaction costs and restructuring and other costs.

•
Non-GAAP diluted net income per share excludes stock-based compensation, amortization of intangible assets, expenses associated with acquisition-related contingent and deferred liabilities, transaction costs, restructuring and other costs and income tax effect of non-GAAP adjustments.

Reconciliation : Non-GAAP operating income ($ in thousands):

	FY25	FY24
GAAP operating loss	$(27,357)	$(32,191)
Adjusted to exclude the following:
Stock-based compensation	88,086	59,895
Amortization of intangible assets	11,853	11,029
Expenses associated with acquisition-related contingent and deferred liabilities*	481	(3,290)
Transaction costs**	1,355	2,685
Restructuring and other costs	1,145	598
Non-GAAP operating income	$75,563	$38,726

*
Consists of incremental costs, which may include, fair value adjustments on contingent liabilities and compensation expenses related to compensation arrangements entered into concurrent with the closing of an acquisition that will become payable, if at all, only upon the achievement of certain performance milestones.

**
Consists of acquisition-related transaction costs, costs related to a legal settlement incurred in connection with an acquisition and costs related to certain non-capitalized offering-related expenses.

Reconciliation: Non-GAAP diluted net income per share (in thousands, except per share data)

	FY25	FY24
GAAP net loss	$(18,217)	$(32,021)
Adjusted to exclude the following:
Stock-based compensation	88,086	59,895
Amortization of intangible assets	11,853	11,029
Expenses associated with acquisition-related contingent and deferred liabilities*	481	(3,290)
Transaction costs**	1,355	2,685
Restructuring and other costs	1,145	598
Income tax effect of non-GAAP adjustments	(5,762)	(2,502)
Non-GAAP net income	$78,941	$36,394
GAAP net loss per share, basic and diluted	$(0.23)	$(0.45)
Non-GAAP net income per share, diluted	$0.94	$0.45
Weighted-average shares used to compute GAAP net loss per share, basic and diluted	78,710	71,488
Weighted-average shares used to compute non-GAAP net income per share, diluted	83,832	80,312

*
Consists of incremental costs, which may include, fair value adjustments on contingent liabilities and compensation expenses related to compensation arrangements entered into concurrent with the closing of an acquisition that will become payable, if at all, only upon the achievement of certain performance milestones.

**
Consists of acquisition-related transaction costs, costs related to a legal settlement incurred in connection with an acquisition and costs related to certain non-capitalized offering-related expenses.

SCAN TO
VIEW MATERIALS & VOTE

INTAPP, INC.
3101 PARK BLVD.
PALO ALTO, CA 94306

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/INTA2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 17, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The proxy card must be received by 11:59 p.m. Eastern Time on November 17, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V79954-P37653 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTAPP, INC.

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Beverly Allen
02) Nancy Harris
03) Marie Wieck

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V79955-P37653

INTAPP, INC.
Annual Meeting of Stockholders
November 18, 2025 10:00 AM, Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) John Hall, as proxy, with the full power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of INTAPP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PST on November 18, 2025, virtually at www.virtualshareholdermeeting.com/INTA2025 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side